UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CARPENTER TECHNOLOGY CORPORATION

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CARPENTER TECHNOLOGY

NOTICE OF 2021

Annual Meeting and Proxy Statement

AEROSPACE & DEFENSE | ENERGY | INDUSTRIAL & CONSUMER | MEDICAL | TRANSPORTATION

CARPENTER TECHNOLOGY NOTICE OF 2021 Annual Meeting and Proxy Statement AEROSPACE & DEFENSE INDUSTRIAL & CONSUMER ENERGY MEDICAL TRANSPORTATION

CARPENTER TECHNOLOGY CarpenterTechnology.com CARPENTER TECHNOLOGY STRATEGY Distinctive product and process capabilities Our driving force is to leverage our core technical strength in engineered materials and process capabilities to solve our customers' current and anticipated challenges. We will grow in market segments where we can provide differentiated and value-added solutions to complex problems. We will solidify our position as the industry leader by being the preferred solutions provider and providing our customers a competitive advantage. Areas of excellence Technology development Respond quickly to customer technical questions Rapidly translate customer needs into solutions Develop proprietary and breakthrough products Establish and maintain process expertise and excellence Capture internal "know-how" Operational excellence Be safe and compliant Practice system thinking Develop and execute standard work Identify and eliminate waste Employ root cause problem solving Perform daily management Control key process variables Strategic marketing Think, act and execute in a future outcome manner Translate broad strategies into actionable plans Demonstrate market knowledge Segment and target markets based on potential value and growth Provide timely customer solutions Support the go-to-market approach and advantage Talent engagement Acquire talent on an ongoing basis Provide an attractive mix of rewards and recognition Sustain a high-performance environment Employ a living, strategic work plan Develop talent based upon criticality to the organization Anticipate changing requirements of a shifting workforce and marketplace Create compelling careers

September 17, 2021

Dear Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Carpenter Technology Corporation to be held on October 12, 2021, at 11:00 a.m. Eastern Daylight Time. This year’s Annual Meeting will again be completely virtual. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/CRS2021. Details regarding admission to the meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting and Proxy Statement.

Throughout fiscal year 2021, Carpenter Technology Corporation maintained our focus on keeping our employees and facilities safe, generating cash flow and controlling costs, while bolstering our long-term outlook by executing actions taken to deepen and expand customer relationships. We also obtained additional qualifications for our Athens, Alabama, facility and continued further progress on emerging growth platforms.

Since the onset of market headwinds resulting from COVID-19, especially in the commercial Aerospace industry, Carpenter Technology has and will continue to take actions necessary to balance managing near-term market disruption with ensuring that we are positioned even stronger for the longer term.

▶

Safety remains our highest value, with our ultimate goal being a zero-injury workplace. Our established safety culture has enabled us to rapidly implement, enhance, and modify COVID-19 protocols as guidance and conditions change to protect our employees against potential exposure. Outside of the COVID-19 response, our engaged workforce continued to focus on keeping themselves and their fellow employees safe. These efforts are demonstrated by our safety performance for fiscal year 2021, measured by the Total Case Incident Rate (TCIR), that is our best on record.

▶

Significant cash flow generation was enabled through targeted inventory reductions. In addition, we extended our debt maturities profile and further bolstered our liquidity with the completion of a notes offering early in the fiscal year. We also completed an amended and restated credit facility to provide for enhanced liquidity if needed.

▶

As a critical supplier to our customers, we continued to support our customers’ needs for mission critical never-fail products and reinforced strong customer relationships through enhanced supply agreements across key markets. This position has further been demonstrated by capturing additional qualifications for our Athens facility which will be critical capacity needed for the Aerospace supply chain in the future.

▶

Our state-of-the-art hot strip mill facility on our Reading, PA site was recently completed to provide for enhanced capabilities and capacity to meet the growing range of applications for high-performance materials suited to trends related to expanding electrification initiatives.

▶	We continued to demonstrate our commitment to provide direct returns to our stockholders as fiscal year 2021 marks our 114th straight year of uninterrupted dividend payments.

We continue to execute our strategy to be the preferred solutions provider in specialty materials with a reputation for zero injuries, unquestionable quality, intimate customer connections, innovative growth, creative technology and engaged talent. As we look forward, we remain confident we are a stronger company both today and in the future.

Thank you for your continued support and confidence in Carpenter Technology. I hope you can join us at the Annual Meeting.

Sincerely, Tony R. Thene President & Chief Executive Officer

Notice of Annual Meeting of Stockholders

Carpenter Technology Corporation will hold its 2021 Annual Meeting of Stockholders virtually via live webcast at www.virtualshareholdermeeting.com

/CRS2021 on Tuesday, October 12, 2021, at 11:00 a.m. We will vote on the following matters:

1.	The election of three directors to three-year terms expiring in 2024;

2.	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter Technology’s independent registered public accounting firm for fiscal year 2022;

3.	Approval of our named executive officers’ compensation, in an advisory vote; and

4.	Any other business that is properly presented at the meeting.

Due to the ongoing public health impact of the coronavirus pandemic (COVID-19) and to support the health and well-being of our stockholders, employees and their families, the 2021 Annual Meeting of Stockholders of Carpenter Technology Corporation will be held in a virtual meeting format only, via live webcast. We also believe that holding the Annual Meeting virtually will allow us to increase stockholder accessibility and to broaden participation.

Only stockholders who were record owners of our common stock at the close of business on August 13, 2021, may vote at the meeting. A list of those stockholders will be available at the meeting on the internet at www.virtualshareholdermeeting.com/CRS2021. Carpenter Technology’s Board of Directors solicits this proxy.

How to Vote:

It is important that you vote your shares. We encourage you to take advantage of the easy and cost-effective internet and telephone voting that Carpenter Technology offers.

Internet: Visit the website listed on your proxy card. You will need the control number that appears on your proxy card when you access the web page.	Mail: Complete and sign the proxy card and return it in the enclosed postage pre-paid envelope.

Telephone:

If your shares are held in the name of a broker, bank, or other nominee: Follow the telephone voting instructions, if any, provided on your proxy card. If your shares are registered in your name: Call 1-800-690-6903 and follow the telephone voting instructions. You will need the control number that appears on your proxy card when you call.

At the Meeting: You may attend the Annual Meeting virtually and vote during the live webcast at www.virtualshareholdermeeting.com /CRS2021.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on October 12, 2021. This Proxy Statement and our Annual Report to Stockholders for the fiscal year ending June 30, 2021, are available electronically at www.proxyvote.com.

Selected information from Carpenter Technology’s 2021 Annual Report on Form 10-K, including financial statements, is being delivered along with this Proxy Statement, but is not incorporated as part of the Proxy Statement and is not to be considered part of the proxy solicitation material.

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being sent to stockholders on or about September 17, 2021.

On behalf of the Board of Directors,

James D. Dee

Senior Vice President, General Counsel and Secretary

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Safe Harbor Statement: Please refer to the Safe Harbor Statement in our Form 10-K for information about factors that could cause future results to differ materially from forward-looking statements, expectations, and assumptions expressed or implied in this proxy statement.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Proxy Summary

Annual Meeting of Stockholders Meeting Date: October 12, 2021 Time: 11:00 a.m. Held Virtually at: www.virtualshareholder meeting.com/CRS2021 Record Date: August 13, 2021

This summary gives you an overview of selected information in this year’s proxy. Please read the entire proxy before voting.

Agenda and Voting Matters

Proposal	Board Recommendation	Page Reference
1. Election of three directors to three-year terms expiring in 2024	For all nominees	10
2. Ratification of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2022	For	34
3. Advisory vote to approve the compensation of our named executive officers	For	38

Director Nominees: Terms to Expire 2024

Name	Director Since	Experience and Qualifications	Board Committees	Board Tenure
A. John Hart	2019	Research and Development, Key Industry Experience, and Innovation Experience	▶ Audit/Finance ▶ Strategy	2 years
Kathleen Ligocki	2017	Chief Executive Officer, International Experience, Key Industry Experience, Operational Manufacturing Experience, and Financial Experience	▶ Compensation (Chair) ▶ Corporate Governance ▶ Strategy	4 years
Jeffrey Wadsworth	2006	Chief Executive Officer, Research and Development Experience, Key Industry Experience, and Financial Experience	▶ Science and Technology (Chair) ▶ Audit/Finance	15 years

6	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Proxy Summary • Governance Highlights

Governance Highlights

Our commitment to good corporate governance is illustrated by the following practices:

▶	Board independence (9 out of 10 directors are independent)

▶	Strong corporate governance guidelines and policies

▶	Diversity of Board skills and experience

▶	Robust stock ownership guidelines for Directors and Executive Management

▶	Directors attended all Board meetings and 99% of Committee meetings in fiscal year 2021

▶	Separate Chairman and Chief Executive Officer

▶	Succession planning process
▶	Majority voting with Director resignation policy for uncontested elections

▶	Stockholder outreach program

▶	Director training and education

▶	Annual Board and Committee evaluations

▶	Mandatory retirement policy

▶	Board risk oversight and assessment

▶	Independent Directors meet in executive sessions without management present

Compensation Governance Practices

Our executive compensation program reflects the Board’s strong commitment to good governance.

What we do

Balanced portfolio: The program design provides a balanced mix of cash and equity, annual and long-term incentives, and performance metrics (financial and operational goals).

Double-trigger benefits: We have a double-trigger for change-in-control separation benefits. This means that a change-in-control of Carpenter Technology alone does not trigger any severance obligations to our Named Executive Officers (“NEOs”) under our Change in Control Severance Plan or vesting of awards.

Clawback policy: We have a clawback policy that applies to both annual cash bonuses and short- and long-term cash incentives, as well as equity awards for NEOs and other senior executives.

Key practices: The Compensation Committee analyzes performance against robust and diversified performance metrics, ensures substantial equity ownership guidelines, annually reviews compensation peer groups, and provides and oversees limited perquisites.

Equity ownership guidelines: We maintain equity ownership guidelines that require Corporate Vice Presidents and above to achieve an equity ownership level, over a five-year period, equal to a certain multiple of base salary. For the CEO, the level is 5x base salary; for Senior Vice Presidents, 3x base salary; and for Corporate Vice Presidents, 2x base salary.

Independent compensation consultants: We engage independent compensation consultants who provide information to support the Compensation Committee’s work, including a peer group analysis, market compensation data, and an analysis of various compensation instruments and metrics.

Risk assessment: The Compensation Committee reviews an annual assessment by the independent compensation consultant to confirm that metrics and goals are appropriate to drive high performance without encouraging risk-taking beyond established risk parameters.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	7

Proxy Summary • Compensation Governance Practice

What we don’t do

Excise tax gross-ups: The compensation program does not include any change-in-control tax gross-ups to our executives.

Dividend payments or accruals on unearned restricted stock units (“RSUs”): We do not pay or accrue dividends on unearned restricted stock units. Dividend equivalents are paid on time-based RSU awards granted prior to October 8, 2019, and will only be paid upon satisfaction of the terms and conditions applicable to the underlying RSUs on time-based RSU awards granted on or after October 8, 2019. Additionally, no dividend equivalent rights are granted on shares underlying stock options.

Excessive perquisites: We do not provide excessive perquisites to our NEOs. Those offered are primarily financial and tax counseling, tax preparation, medical examinations, individual disability income protection plans, relocation expenses and parking fees at our Philadelphia headquarters.

Hedging/pledging of company stock: Our policy prohibits hedging or pledging of Carpenter Technology stock by NEOs.

Option repricing: Our long-term incentive plan does not permit repricing of stock options without stockholder approval. Additionally, the plan does not permit Carpenter Technology to offer a cash buyout of underwater options.

Employment contracts: We do not provide employment contracts to our NEOs.

8	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Proxy Summary • Stockholder Engagement and Advisory Say-On-Pay Vote

Stockholder Engagement and Advisory Say-On-Pay Vote We have provided stockholders with an annual advisory say-on-pay vote on our NEOs' compensation since 2012. We are very pleased that stockholders have expressed their continued support of our compensation practices. 2020 Say-on-Pay Vote Last year, approximately 92% of the votes cast were in favor of our Say-on-Pay proposal. Approximately 98% and 99% of the votes cast at our 2019 and 2018 annual meetings, respectively, were in favor of our Say-on-Pay proposal. On average, approximately 97% of votes cast from 2018-2020 were in favor of our advisory say-on-pay proposals

Pay for Performance

Our compensation program targets market median positioning but is strongly focused on delivering a substantial portion of that compensation through performance-based compensation elements. This ensures proper alignment with our stockholders and ties the ultimate value delivered to NEOs (above/below target) to Carpenter Technology’s performance.

Target Direct Compensation Mix – CEO

Target Direct Compensation Mix – NEOs*

*	Represents target pay mix for Messrs. Dee, Haniford, Lain and Malloy.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	9

Proposal 1:

Election of Directors

Carpenter Technology has a strong Board, bringing diverse experience and perspectives in areas vital to our business of manufacturing, fabricating and distributing specialty metals, including products for critical industries in aerospace, defense, energy, medical, and industrial and consumer end-use markets.

Our Board has ten directors that serve in three classes, with each class serving for three-year terms. The term of office of one class of directors expires each year at the Annual Meeting. Dr. A. John Hart, Kathleen Ligocki and Dr. Jeffrey Wadsworth have been re-nominated for election at the 2021 Annual Meeting of Stockholders to serve for an additional term. If elected, their terms will expire at the 2024 Annual Meeting.

Unless otherwise directed by the stockholders, the shares represented by proxies will be voted for the three nominees. Each nominee has consented to being nominated as a director and is expected to serve as a director if elected.

Majority voting standard: Generally, directors will be elected by a majority of the votes cast. In the event of a contested election, where the number of candidates exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast.

Resignation policy: If an incumbent director fails to obtain the required majority vote in an uncontested election, that director must promptly tender a resignation to the Board. The Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation. The Board will then decide whether to accept or reject the resignation and publicly disclose its decision within 90 days following certification of the election results.

Mandatory retirement policy: All non-management directors must retire at the Annual Meeting of Stockholders that occurs after the director attains age 72 unless the Board determines there are extraordinary circumstances that warrant a longer tenure. A management director (officer of Carpenter Technology) must retire from the Board at the earlier of attaining age 65 or retiring as an officer of Carpenter Technology.

Gregory A. Pratt, Chairman of the Board of Directors, has attained the mandatory retirement age and will retire from the Board at this year’s Annual Meeting of Stockholders.

Nomination Process and Criteria for Selection

The Board’s Corporate Governance Committee is responsible for identifying and recommending qualified individuals to become members of the Board of Directors. Candidates are considered for nomination based upon various criteria, including their general training and experience in business, science, engineering, finance or administration, and their personal integrity and judgment. The Corporate Governance Committee will review and consider any candidates for director recommended by a stockholder of record who is entitled to vote at an annual meeting and who satisfies the notice, information and consent provisions set forth in Carpenter Technology’s By-Laws. The Corporate Governance Committee will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. The Corporate Governance Committee functions pursuant to a written charter that was adopted and is reviewed annually by the Board. A copy of the charter is posted on Carpenter Technology’s website at www.carpentertechnology.com.

In evaluating candidates to recommend to the Board of Directors, the Corporate Governance Committee considers whether a candidate enhances the diversity of the Board. The Corporate Governance Committee considers a number of characteristics, including each candidate’s professional background and capabilities, knowledge of specific industries, and experience working outside the United States. We believe the foremost responsibility of a Carpenter Technology director is to represent the interests of stockholders, which requires directors to have time available to devote to Board activities. Accordingly, Carpenter Technology seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Carpenter Technology. Carpenter Technology believes there should be mostly independent directors on the Board, and it is our policy to avoid nominating outside professionals, such as lawyers, investment bankers, or accountants, whose firms provide services to Carpenter Technology.

10	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Proposal 1: Election of Directors

Director Skills Summary

Our Board of Directors brings diverse experience and perspectives to areas critical to our business. Their collective knowledge ensures appropriate management and risk oversight and supports our strategy of long-term sustainable stockholder value creation.

Director Name	CEO Experience	Key Industry Experience	Operational Manufacturing Experience	Financial Experience	Strategy Experience	International Experience	R&D or Innovation Experience
Dr. Viola L. Acoff		⬛					⬛
Dr. A. John Hart		⬛					⬛
I. Martin Inglis		⬛	⬛	⬛	⬛	⬛	⬛
Steven E. Karol	⬛	⬛	⬛	⬛	⬛	⬛
Kathleen Ligocki	⬛	⬛	⬛	⬛	⬛	⬛
Charles D. McLane, Jr.		⬛		⬛	⬛
Gregory A. Pratt	⬛	⬛	⬛	⬛	⬛		⬛
Tony R. Thene	⬛	⬛	⬛	⬛	⬛	⬛
Dr. Jeffrey Wadsworth	⬛	⬛		⬛	⬛		⬛
Stephen M. Ward, Jr.	⬛	⬛		⬛	⬛	⬛	⬛

FOR	The Board of Directors recommends that you vote FOR the election of Dr. A. John Hart, Kathleen Ligocki and Dr. Jeffrey Wadsworth.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	11

Proposal 1: Election of Directors

Nominees

Terms to Expire 2024

Dr. A. John Hart

Dr. Hart is a Professor of Mechanical Engineering at the Massachusetts Institute of Technology (“MIT”). He is also the Director of the MIT Laboratory for Manufacturing and Productivity (LMP), and the MIT Center for Additive and Digital Advanced Production Technologies (APT). From 2013 to 2020, he was an Associate Professor of Mechanical Engineering at MIT. Dr. Hart has worked extensively with industry via his research and as a consultant, and is a co-founder of Desktop Metal, Inc. and VulcanForms, Inc.

Dr. Hart earned his master’s and Ph.D. degrees from MIT, and his undergraduate degree from the University of Michigan. He has received numerous awards for his research and teaching accomplishments.

Professor of Mechanical Engineering at

the Massachusetts Institute of

Technology

AGE                     DIRECTOR SINCE

42                2019

COMMITTEES

▶  Audit/Finance

▶  Science and Technology

CURRENT NON-CARPENTER TECHNOLOGY
PUBLIC DIRECTORSHIPS 0

Qualifications
▶ Research and Development ▶ Key Industry Experience ▶ Innovation Experience

Dr. Hart’s qualifications include, among other things, his extensive work in the areas of additive manufacturing, advanced materials, machine design, and automation. His industry expertise and his background as a professor in these areas add valuable support to both the Board and Carpenter Technology.

Kathleen Ligocki

Kathleen Ligocki is a former CEO and current board member. From 2015 to 2019, she served as the CEO of Agility Fuel Solutions, a leader in sustainable clean energy storage and propulsion solutions for commercial vehicles around the world. From 2014 to 2015, Ms. Ligocki served as the Chief Executive Officer of Harvest Power, one of the leading organics management companies in North America with a mission to create a more sustainable future by transforming organic wastes into bioenergy and soil amendment products. From 2012 to 2014, she worked as an Operating Partner at Kleiner Perkins Caufield & Byers, one of Silicon Valley’s top venture capital providers. From 2010 to 2012, Ms. Ligocki served as Chief Executive Officer of Next Autoworks, an auto company with a unique low-cost business model. From 2008 to 2009, Ms. Ligocki served as Chief Executive Officer of GS Motors, a Mexico City based auto retailer owned by Grupo Salinas, a large Mexican conglomerate. From 2003 to 2007, she served as Chief Executive Officer of Tower Automotive, a Fortune 1000 global auto supplier. Ms. Ligocki also founded her own firm, Pine Lake Partner, a consultancy firm focused on start-ups and turnarounds. She has held executive positions at Ford and United Technologies where she led operations in the Americas, Europe, Africa, the Middle East and Russia. She started her career at General Motors in manufacturing leadership, sales and strategy/program management.

Ms. Ligocki earned a bachelor’s degree with highest distinction from Indiana University Kokomo and holds an MBA from the Wharton School at the University of Pennsylvania. She also has been awarded honorary doctorate degrees from Indiana University Kokomo, Central Michigan University and Oakland University. Currently she serves on the boards of Lear Corporation, a publicly traded Fortune 200 automotive supplier, PPG Industries, a Fortune 200 global coatings company, and Qell Acquisition Corporation, a SPAC focused on new mobility technologies. Kathleen serves as Board Chair of Farmers Business Network, a venture capital-backed technology company in the agriculture technology sector. She is also a board member at the Indiana University Foundation.

Former CEO of Agility Fuel Solutions

AGE                     DIRECTOR SINCE

64                2017

COMMITTEES

▶  Compensation (Chair)

▶  Corporate Governance

▶  Strategy

CURRENT NON-CARPENTER TECHNOLOGY
PUBLIC DIRECTORSHIPS 3

▶  Lear Corporation (since 2012)

▶  PPG Industries (since 2020)

▶  Qell Acquisition Corporation (since 2020)

Qualifications
▶ Chief Executive Officer ▶ International Experience ▶ Key Industry Experience ▶ Operational Manufacturing Experience ▶ Financial Experience

Ms. Ligocki’s qualifications include, among other things, her Chief Executive Officer experience and leadership skills. Her international knowledge and operational manufacturing experience bring valuable insight to the Board.

12	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Proposal 1: Election of Directors

Dr. Jeffrey Wadsworth

Dr. Wadsworth, now retired, was President and Chief Executive Officer of Battelle, a research and development enterprise headquartered in Columbus, Ohio from January 2009 to September 2017. He formerly was Executive Vice President, Global Laboratory Operations at Battelle, Director of Oak Ridge National Laboratory, Chief Executive Officer and President of UT-Battelle LLC, and Senior Vice President for U.S. Department of Energy Science Programs at Battelle. Previously, he was Director of Homeland Security Programs at Battelle and part of the White House Transition Planning Office during the formation of the U.S. Department of Homeland Security. From 1992 to 2002, Dr. Wadsworth was at the Lawrence Livermore National Laboratory in Livermore, California, where from 1995 he was Deputy Director for Science and Technology. Prior to that, he was with Lockheed Missiles and Space Company, Research and Development Division.

Dr. Wadsworth was elected to the U.S. National Academy of Engineering in 2005, has been elected Fellow of three technical societies, and holds numerous awards and honors. Dr. Wadsworth holds a bachelor’s degree in metallurgy, and Ph.D., D.Met and D.Eng. degrees, all from Sheffield University, England.

Retired President and Chief Executive
Officer, Battelle

AGE                     DIRECTOR SINCE

71                2006

COMMITTEES

▶  Science and Technology (Chair)

▶  Audit/Finance

CURRENT NON-CARPENTER TECHNOLOGY
PUBLIC DIRECTORSHIPS 1

▶  3D Systems (since 2017)

Qualifications
▶ Chief Executive Officer ▶ Research and Development ▶ Key Industry Experience ▶ Financial Experience

Dr. Wadsworth’s qualifications include, among other things, his strong background in Carpenter Technology’s primary area of focus—metallurgy. Additionally, Dr. Wadsworth’s significant leadership experience in the research and development arena enriches his contributions to the Board, particularly with respect to innovation and strategy matters.

Terms to Expire 2022

Dr. Viola L. Acoff

Dr. Acoff is currently the Associate Dean for Undergraduate and Graduate Programs at The University of Alabama College of Engineering, a position she has held since 2014. Dr. Acoff joined the faculty at The University of Alabama in 1994. Since 2004, she has been a full professor in the University’s Department of Metallurgical and Materials Engineering, where she served as Department Head from 2009 to 2014. Dr. Acoff also led the Department of Chemical and Biological Engineering. She received a Doctor of Philosophy in Materials Engineering and holds graduate and undergraduate degrees in the same field. All degrees were earned at the University of Alabama at Birmingham.

Dr. Acoff also serves on the Executive Board of Boy Scouts of America (Black Warrior Council), the Board of Trustees for TMS Foundation, and the Four Little Girls Memorial Fund. She holds multiple awards, honors, and publications.

Associate Dean for Undergraduate and
Graduate Programs at The University of
Alabama College of Engineering

AGE                     DIRECTOR SINCE

54                2019

COMMITTEES

▶  Corporate Governance

▶  Compensation

▶  Science and Technology

CURRENT NON-CARPENTER TECHNOLOGY
PUBLIC DIRECTORSHIPS 0

Qualifications
▶ Innovation Experience ▶ Research and Development ▶ Intellectual Property

Dr. Acoff’s qualifications include, among other things, her expertise in additive manufacturing, advanced materials, welding metallurgy, physical metallurgy and materials characterization. Additionally, Dr. Acoff’s strong background as a professor in the metallurgical and materials area enables her to contribute valuable knowledge to our Board.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	13

Proposal 1: Election of Directors

I. Martin Inglis

Mr. Inglis joined Battelle, a research and development enterprise headquartered in Columbus, Ohio, in 2004, and served as Executive Vice President and Chief Operating Officer, retiring in July 2014. Through July 2013, he also served as Chief Financial Officer. Previously, he had retired as Group Vice President, Business Strategy for Ford Motor Company. He joined Ford of Europe in London in 1971 and held various finance and operations positions in international and domestic markets. He was named head, Global Products and Business Strategy, and elected a corporate Vice President in 1996; President, Ford South America, in 1999; head, Ford North America, in 2000; and Chief Financial Officer in 2001. Mr. Inglis also served on the Advisory Board of three venture funds (Reservoir Ventures, Battelle Ventures, and Fletcher Spaght), stepping down in mid-2015 from the first two.

Mr. Inglis is active in local charities and serves on the Board of Breckenridge Creative Arts where he is the Chairman. He served as the Chairman of the Columbus Symphony Orchestra for six years through 2014. He holds a bachelor’s degree in business economics from Strathclyde University, Glasgow, Scotland.

Retired Chief Operating Officer,
Battelle; Previous Chief Financial
Officer, Ford Motor Company

AGE                    DIRECTOR SINCE

70                2003

COMMITTEES

▶  Audit/Finance (Chair)

▶  Strategy

CURRENT NON-CARPENTER TECHNOLOGY
PUBLIC DIRECTORSHIPS 0

Qualifications
▶ Financial Experience ▶ Strategic Experience ▶ Labor Relations

Mr. Inglis’ qualifications include, among other things, his extensive financial expertise and background as a Chief Financial Officer in both the public and private sectors. Additionally, Mr. Inglis’ substantial operational and labor relations experience and broad international knowledge enable him to provide valuable perspective to support Carpenter Technology’s growth strategies.

Stephen M. Ward, Jr.

Mr. Ward is the retired President and Chief Executive Officer of Lenovo Corporation, the international computer company formed by the acquisition of IBM’s PC business by Lenovo. Mr. Ward is a member of the founding team of C3.ai, the leading developer of Artificial Intelligence enterprise platforms and serves as a board member and Compensation Committee Chairperson. He has served on the Vonage board of directors since July 2021.

Prior to joining Lenovo, Mr. Ward was senior vice president and general manager of IBM’s Personal Systems Group, responsible for the Personal Computing Division, the Retail Store Solutions Division, and the Printing Systems Division. In his 26-year career with IBM, he also served as IBM’s Chief Information Officer, and IBM Vice President of Business Transformation, directing business process and information technology investments. Mr. Ward was also general manager of IBM’s Global Industrial Sector, responsible for the marketing, sales, and service of IBM products and services to all manufacturing and industrial companies worldwide and General Manager of the IBM ThinkPad product lines. Mr. Ward began his career at IBM as an engineer in the Storage Products Division. He held various management positions in manufacturing, production control, and project development for disk drive, tape, and optical storage projects and software development, and was also an assistant to the IBM chairman.

Previously, he held positions on the boards of Lenovo, E-Ink, E2open, where he was a co-founder, QDVision, KLX Aerospace, and KLXE Energy. Mr. Ward earned a BS degree in mechanical engineering from California Polytechnic State University at San Luis Obispo.

Retired President and Chief Executive
Officer, Lenovo Corporation

AGE                      DIRECTOR SINCE

66                2001

COMMITTEES

▶  Corporate Governance (Chair)

▶  Compensation

▶  Science and Technology

CURRENT NON-CARPENTER TECHNOLOGY
PUBLIC DIRECTORSHIPS 2

▶  Vonage Holdings Corp. (since July 2021)

▶  C3.ai (since 2009) (public as of December 2020)

Qualifications
▶ Chief Executive Officer ▶ Chief Information Officer ▶ Information Technology and Digital Transformation ▶ Innovation Experience ▶ International Experience ▶ Financial Experience

Mr. Ward’s qualifications include, among other things, his broad executive experience and focus on General Management, Digital Transformation, Cyber, Product and Services innovation, which enable him to share with the Board valuable perspectives on a variety of issues relating to management, strategic planning, tactical capital investments, and international growth.

14	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Proposal 1: Election of Directors

Terms to Expire 2023

Steven E. Karol

Mr. Karol is Managing Partner and founder of Watermill Group, a private investment firm specializing in strategic and operational management. He serves on the Boards of private companies owned by the Watermill Group, including Tenere, Inc., Quality Metalcraft, Inc., Experi-Metal, Inc., Cooper and Turner, LTD., Beck Industries, Weston Industries and ENBI Global, Inc. Additionally, Mr. Karol is Chairman of the Board and CEO of HMK Enterprises, Inc., a privately-held investment company. From 2006 through February 2012, Mr. Karol served as a Director of Latrobe Specialty Metals, Inc. (“Latrobe”), a manufacturer and distributor of high-performance materials, which was partially owned by the Watermill Group during this time period and was acquired by Carpenter Technology in February 2012.

Mr. Karol is currently a member of the Board of Advisors of The Walter Group. He has also served as Chairman of the Board at Mooney Aircraft Company, Director and Chairman of the Audit Committee at StockerYale, and as a Director for Jeepers! Inc., Intelligent Energy Limited, Inter-Tel Corp., Superior Tubes, and Fine Tubes.

Mr. Karol is currently a member of the Young President’s Organization-Gold and has served as a member of the leadership team for this organization. During this time, Mr. Karol served on the International Board of Directors (1991—2001), Chairman of Strategic Planning (1993—1996), and as International President (1998—1999). He is currently a trustee of Tufts University and is Chairman of the Council of Advisors. He received the 2009 Tufts Distinguished Service Award. He is also past Chairman of the Board of Trustees of Vermont Academy, and a Director Emeritus at the National Brain Tumor Society. In addition, he is a co-founder and President of the Herbert M. Karol Cancer Foundation. He formerly served as a member of the Board of Overseers of the Boston Symphony Orchestra, and he is a Trustee Emeritus of the Boston Ballet.

Managing Partner, Watermill Group; Chairman and Chief Executive Officer, HMK Enterprises, Inc.

AGE                     DIRECTOR SINCE

67                2012

COMMITTEES

▶  Strategy (Chair)

▶  Corporate Governance

▶  Compensation

CURRENT NON-CARPENTER TECHNOLOGY PUBLIC DIRECTORSHIPS 0

Qualifications

▶ Chief Executive Officer ▶ Deep Industry Knowledge ▶ Strategic Experience ▶ Financial Experience

Mr. Karol’s qualifications include, among other things, his extensive business experience and experience as a Chief Executive Officer and Chairman of the Board, which enable him to contribute to the Board’s operational and growth initiatives. In addition, Mr. Karol’s experience as a Director of Latrobe (a wholly owned subsidiary of Carpenter Technology) enhances his contributions to the Board, particularly with respect to his industry knowledge and expertise.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	15

Proposal 1: Election of Directors

Charles D. McLane, Jr.

Mr. McLane served as the Executive Vice President and Chief Financial Officer of Alcoa Corporation from 2007 to 2013. As Chief Financial Officer, he had accountability for Alcoa’s Finance organization, which included Treasury, Controllership, Pension, Investor Relations, Tax, Audit and Financial Planning & Analysis. He was also responsible for the Global Business Service group, which provides IT, purchasing and business support services globally.

Mr. McLane joined Alcoa in 2000 as Director of Investor Relations, following Alcoa’s acquisition of Reynolds Metals Company. Two years later, he was appointed Vice President and Corporate Controller, which also had responsibility for Alcoa Business Support Services. He also had accountability for Alcoa’s transactional service functions, including procurement, financial shared services, environment, health and safety services, and corporate aircraft operations. Prior to joining Alcoa, McLane worked for Reynolds Metals for 27 years serving in a series of financial assignments, including Division Controller, Director of Finance and Administration for Reynolds’ Global Can business unit, Assistant Controller and Assistant Treasurer.

Mr. McLane has served on the board of directors of the Alcoa Foundation, Alcoa World Alumina, and the National Board of Directors for the Girl Scouts of the USA. Previously, he was a member of the Conference Board’s Council of Financial Executives Institute and a member of the CFO Board Academy, as well as a member of the board of Sapa AB. Mr. McLane earned both a bachelor’s and a master’s degree in accounting from Virginia Commonwealth University. He also attended the Executive Program at the University of Virginia’s Darden School of Business and the Wharton School of Business at the University of Pennsylvania.

Former Executive Vice President and Chief Financial Officer – Alcoa Corporation AGE DIRECTOR SINCE 68 2020 COMMITTEES ▶ Audit/Finance ▶ Strategy CURRENT NON-CARPENTER TECHNOLOGY PUBLIC DIRECTORSHIPS 0
Qualifications

▶ Deep Industry Knowledge ▶ Strategic Experience ▶ Financial Experience	Mr. McLane’s qualifications include, among other things, his extensive accounting and financial expertise and background as a Chief Financial Officer in the public sector.

Tony R. Thene

Mr. Thene was appointed to serve as Carpenter Technology’s President and Chief Executive Officer in July 2015, when he was also appointed to the Board of Directors. He previously served as Carpenter Technology’s Senior Vice President and Chief Financial Officer from January 2013 until June 2015. Prior to joining Carpenter Technology, Mr. Thene served as the Chief Financial Officer of the Engineered Products and Solutions Business Group at Alcoa, Inc. from 2010 until 2013. Previously, he served as Vice President, Controller and Chief Accounting Officer of Alcoa. He also previously held various other positions during his 23-year career at Alcoa, including Director, Investor Relations; Chief Financial Officer for the Flat Rolled Products Group; Chief Financial Officer for Alcoa World Alumina and Chemicals; and manufacturing manager for the Alumina Chemicals business.

Mr. Thene earned his undergraduate degree in Accounting from Indiana State University and his MBA from Case Western Reserve University, Cleveland, Ohio. He is also a Certified Public Accountant.

Mr. Thene serves on the Board of Directors of Neenah, Inc., a leading global specialty materials company focused on premium niche markets that value performance and image. He also served on Furman University’s Board of Trustees.

President and Chief Executive Officer, Carpenter Technology Corporation

AGE                     DIRECTOR SINCE

60                2015

COMMITTEES

▶  Strategy

CURRENT NON-CARPENTER TECHNOLOGY PUBLIC DIRECTORSHIPS 1

▶  Neenah, Inc. (since 2018)

Qualifications

▶ Chief Executive Officer ▶ Financial Experience ▶ Key Industry Experience ▶ Operational Manufacturing Experience	Mr. Thene’s qualifications include his extensive accounting and financial knowledge, operational and manufacturing experience, and his leadership skills.

16	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Proposal 1: Election of Directors

Term to Expire 2021 – Gregory A. Pratt, Chairman of the Board, is retiring from the Board at the 2021 Annual Meeting of Stockholders, having attained the mandatory retirement age.

The Board of Directors and management of the Company express their sincerest gratitude to Mr. Pratt for his service on the Board of Directors and as interim President and Chief Executive Officer of the Company. Mr. Pratt’s expertise and leadership have been invaluable to the Company during his tenure as a director and Chairman of the Board.

Gregory A. Pratt

Mr. Pratt is the Chairman of the Board of Directors and served as interim President and Chief Executive Officer of Carpenter Technology in fiscal years 2010 and 2015. Mr. Pratt is former Vice Chairman and director of OAO Technology Solutions, Inc. (“OAOT”), an information technology and professional services company. He joined OAOT in 1998 as President and Chief Executive Officer after OAOT acquired Enterprise Technology Group, Inc., a software engineering firm founded by Mr. Pratt. Mr. Pratt served as President and Chief Operations Officer of Intelligent Electronics, Inc. from 1991 through 1996, and was co-founder, and served variously as Chief Financial Officer and President, of Atari (US) Corporation from 1984 through 1991.

Mr. Pratt serves as Chairman of the Nominating and Governance Committee and a member of the Audit Committee at Tredegar Corporation, a public company listed on the NYSE, and as an independent director on the Board of Anterix, Inc., a public company listed on NASDAQ. He served as a Director and Audit Committee Chairman of AmeriGas Propane, Inc., a public company listed on the NYSE, for seven years.

Mr. Pratt is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors, which is a rigorous suite of courses spanning leading practices for boards and committees. He also was appointed to serve a three-year term on the Standing Advisory Group of the Public Company Accounting Oversight Board ending November 2016. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Chairman, Carpenter Technology Corporation; Prior Vice Chair, OAO Technology Solutions, Inc.

AGE                     DIRECTOR SINCE

72                2002

CURRENT NON-CARPENTER TECHNOLOGY PUBLIC DIRECTORSHIPS 2

▶  Tredegar Corporation (since 2014)

▶  Anterix Inc. (since June 2020)

FORMER DIRECTORSHIPS

▶  AmeriGas Propane, Inc.

▶  OAO Technology Solutions, Inc.

▶  Intelligent Electronics

▶  Atari Corporation

Qualifications

▶ Financial Experience ▶ Information Technology ▶ Operational Manufacturing Experience ▶ International Experience	Mr. Pratt’s qualifications include, among other things, his extensive financial expertise, his leadership skills, and significant operational and international management experience as president of a large public company, all of which contribute to the valuable perspective Mr. Pratt brings to our Board of Directors.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	17

Corporate Governance

Carpenter Technology’s business, property and affairs are managed under the direction of its Board of Directors in accordance with the General Corporation Law of the State of Delaware and Carpenter Technology’s Certificate of Incorporation and By-Laws. While Carpenter Technology’s non-employee directors are not involved in day-to-day operating details, they are kept informed of Carpenter Technology’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by Carpenter Technology’s officers during meetings of the Board of Directors and its committees.

Board Information

Majority Voting Standard for Election of Directors

The By-Laws provide that directors will be elected by a majority of the votes cast except in the event of a contested election, where the number of candidates for election exceeds the number of directors to be elected. In a contested election, directors will be elected by a plurality of the votes cast.

Board Independence

In determining independence, each year the Board evaluates whether directors have a “material relationship” with Carpenter Technology. To assess the “materiality” of a director’s relationship with Carpenter Technology, the Board considers all relevant facts and circumstances, including the individuals or organizations with which the director has an affiliation. When a director is affiliated with one of Carpenter Technology’s service providers or customers, the Board considers how often or regularly services are provided, whether the services are being carried out at arm’s length in the ordinary course of business, and whether the services are being provided substantially on the same terms as those prevailing at the time for unrelated parties in comparable transactions.

Mr. Thene was appointed Carpenter Technology’s President and Chief Executive Officer (“CEO”) and a member of Carpenter Technology’s Board of Directors effective July 1, 2015. With the exception of Mr. Thene, all other members of the Board of Directors qualify as independent directors under the applicable requirements of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). Board committees also satisfy applicable requirements for certain of their members to qualify as independent directors.

Board Leadership Structure

At Carpenter Technology, the roles of Chairman and Chief Executive Officer are split into two separate positions. The Board believes this split is the most appropriate leadership structure for Carpenter Technology to clearly distinguish the functions of the Board and management. The separation of the Chairman and Chief Executive Officer positions allows our Chief Executive Officer to concentrate on operational and strategic issues while the Chairman focuses on governance and Board leadership.

Meetings of the Board, Committees, and Independent Directors

Carpenter Technology expects attendance and active participation by directors at Board and committee meetings. Each director attended at least 75% of the total number of meetings of the Board and the committees on which the director served during fiscal year 2021.

18	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Corporate Governance • Board Information

As required by Carpenter Technology’s Corporate Governance Guidelines, the independent directors of the Board meet in an executive session at least twice per year to review the performance of the Chief Executive Officer and to address any other matters of concern. Gregory A. Pratt, Chairman of the Board, presided over all executive sessions in fiscal year 2021.

Board/Committee	# Meetings Held
Full Board	Total: 5
Audit/Finance	9
Corporate Governance	5
Compensation	7
Science and Technology	5
Strategy	5
Total Meetings	Total: 36
Executive Sessions (Independent directors meet without management present)	5
Annual Meeting of Stockholders	1
Average Director Attendance	99%
All directors attended last year’s Annual Meeting and are expected to attend in 2021

Board Committees

The Board of Directors has three standing committees: Audit/Finance, Corporate Governance and Compensation. The Board currently has two additional committees: Strategy and Science & Technology. The Board periodically establishes ad hoc committees, on an interim basis, to assist the Board with specific matters when prudent and advisable. Summary information about each committee is shown in the following table.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	19

Corporate Governance • Board Information

Significant Functions of the Committee

Audit/Finance Committee

▶   Assists the Board in its oversight of the integrity of Carpenter Technology’s financial statements:

•   qualifications, independence and performance of Carpenter Technology’s independent registered public accounting firm;

•   performance of Carpenter Technology’s internal audit personnel; and

•   overall compliance with accounting, legal, regulatory, ethical and business conduct requirements.

▶   Selects the independent registered public accounting firm and provides a recommendation to the Board with respect to including the Company’s audited financial statements in the Annual Report on Form 10-K.

▶   Reviews and provides recommendations to the Board relating to major financial matters affecting the Company.

MEMBERS I. Martin Inglis, Chair A. John Hart Charles D. McLane, Jr. Jeffrey Wadsworth ▶ All members are independent ▶ All members are financially literate under NYSE standards

Corporate Governance Committee

▶   Functions as a nominating committee with respect to directors:

•   assists the Board in identifying qualified individuals to become directors; and

•   recommends the overall composition of the Board and its committees.

▶   Assists the Board in developing, implementing and monitoring a set of corporate governance principles for the Company, and overseeing processes to assess the performance and effectiveness of the Board, its committees and Carpenter Technology’s management.

▶   Ensures orderly succession at the Board and management levels.

▶   Leads the Environmental, Social and Governance program for the Board.

MEMBERS Stephen M. Ward, Jr., Chair Viola L. Acoff Steven E. Karol Kathleen Ligocki ▶ All members are independent

Compensation Committee (the Compensation Committee was renamed the Human Capital Management Committee effective August 17, 2021)

▶   Establishes the philosophy for executive compensation.

▶   Designs and oversees administration of Carpenter Technology’s equity and incentive compensation plans.

▶   Reviews and approves compensation of Carpenter Technology’s executive officers.

▶   Reviews and approves annually the corporate goals and objectives relevant to compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives.

▶   Reviews succession plans for Carpenter Technology’s CEO and executive officers.

▶   Assists the Board with other human resource matters, including overseeing management’s work to promote organizational effectiveness, leadership development, and diversity, equity, and inclusion, and the design and administration of employee benefits programs.

▶   Oversees the Social aspects of the Environmental, Social and Governance program.

MEMBERS Kathleen Ligocki, Chair Viola L. Acoff Steven E. Karol Stephen M. Ward, Jr. ▶ All members are independent

20	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Corporate Governance • Board of Directors’ Role in Risk Oversight

Significant Functions of the Committee

Science and Technology Committee

▶   Reviews and monitors major scientific or technological developments that could affect Carpenter Technology’s current business or operations or implicate significant strategic planning or considerations for the future.

▶   Makes periodic recommendations to the Board concerning major developments or potential business opportunities for Carpenter Technology with respect to scientific or technological matters.

▶   Oversees the Environmental aspects of the Environmental, Social and Governance program.

MEMBERS Jeffrey Wadsworth, Chair Viola L. Acoff A. John Hart Stephen M. Ward, Jr. ▶ All members are independent

Strategy Committee

▶   Ensures that Carpenter Technology has developed a relevant operative strategy for the Company’s industry and markets.

▶   Reviews and monitors implementation and maintenance of the corporate strategy.

▶   Reviews implementation of the corporate strategy through capital investments and corporate developments, including acquisitions, divestitures, joint ventures, strategic alliances and facility utilization.

MEMBERS Steven E. Karol, Chair I. Martin Inglis Kathleen Ligocki Charles D. McLane, Jr. Tony R. Thene ▶ All members are independent except Mr. Thene, Carpenter Technology’s President and CEO

Board of Directors’ Role in Risk Oversight

As a part of its oversight function, the Board monitors management’s processes for operating Carpenter Technology’s business, including risk management. The Board’s oversight of risk includes monitoring management’s work to identify risks and manage risk parameters, including those relating to enterprise, financial, operational, cybersecurity, business and reputation risks.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that understands and is committed to risk management and also incorporates business integrity into Carpenter Technology’s overall corporate strategy and day-to-day business operations.

Oversight of Carpenter Technology’s risk management processes is an important part of Board and committee work throughout the year.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	21

Corporate Governance • Stockholder Engagement and Communication with the Board

Risk Oversight Role and Responsibilities

Full Board

The full Board oversees management’s processes for managing significant strategic and business risks, such as those relating to our products, markets, capital investments, and cybersecurity.

Audit/Finance Committee	Corporate Governance Committee	Compensation Committee	Science and Technology Committee	Strategy Committee
Oversees management’s processes for managing business and operational risks that could have a financial impact, such as those relating to internal controls, liquidity or raw materials	Oversees management’s processes for managing the risks associated with governance issues, such as the independence of the Board and key executive succession

Sets incentive metrics and the mix of incentive pay for executive compensation plans and policies; strives to drive high performance while avoiding an inadvertent incentive to take risks beyond the established risk parameters

Oversees management’s processes for managing the risks associated with major scientific or technological developments that could affect business, operations or strategic planning

Oversees management’s processes for the continual development, implementation and maintenance of Carpenter Technology’s corporate strategy, and ensures that the annual business plan is aligned with and supports the corporate strategy

Management

Carpenter Technology’s risk management processes include continuous work to assess and analyze the most likely areas of future risk and to address them in our long-term planning process and in our daily risk management activities.

Stockholder Engagement and Communication with the Board

Carpenter Technology has long supported a robust investor relations program to communicate regularly with investors about economic, financial, operational and strategic matters. As a result of institutional investors’ changing practices, the Board worked with management to establish further engagement with investors’ governance personnel to discuss leadership, compensation, social responsibility and other governance matters. James D. Dee, Carpenter Technology’s General Counsel and Chief Governance Officer, and Timothy Lain, Carpenter Technology’s Chief Financial Officer and head of Investor Relations, assist the Board in understanding stockholders’ priorities and views on an ongoing basis. Messrs. Dee’s and Lain’s roles are to communicate with stockholders throughout the year about investor relations, governance, compensation and social responsibility developments; to solicit feedback from stockholders and disseminate that information to the Board and management; to keep the Board and others in management apprised of stockholder views and priorities; and to arrange appropriate direct interactions for stockholders with the CEO, management, and directors. The Board also requested that the Corporate Governance Committee regularly interact with the Chief Governance Officer, and that the Audit/Finance Committee regularly interact with the Chief Financial Officer (“CFO”) to help the Board stay well informed of stockholder views.

22	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Corporate Governance • Transactions with Related Parties

Any stockholder who wishes to interact with the Board directly should send a request to our Chief Governance Officer, who will work with the Corporate Governance Committee to arrange appropriate interactions. Stockholders can contact Mr. Dee at jdee@cartech.com or 610-208-3423. Also, stockholders can contact Mr. Lain at tlain@cartech.com or 610-208-2210 regarding Investor Relations matters.

How to Communicate with our Board of Directors

Stockholders can communicate with the Board of Directors by sending a letter addressed to Carpenter Technology’s Board of Directors, c/o Corporate Secretary, 1735 Market Street, 15th Floor, Philadelphia, PA 19103. Carpenter Technology’s Corporate Secretary will review the correspondence and forward it to the Chairman of the Board or to the Chair of the appropriate Board committee or to any individual director or directors to whom the communication may be specifically directed. If the communication is unduly hostile, threatening or illegal, does not reasonably relate to Carpenter Technology or its business, or is similarly inappropriate, the Corporate Secretary will not forward the communication, and will notify the sender if and as appropriate. Stockholders and other interested parties may also communicate with the non-employee directors, the non-executive Chairman, or the Audit/Finance Committee by sending an email to boardauditcommittee@cartech.com.

Transactions with Related Parties

A “related party transaction” is a transaction with Carpenter Technology in an amount exceeding $120,000 in which a related person has a direct or indirect material interest. A related person includes an executive officer, director, or five percent stockholder of Carpenter Technology and any immediate family member of such a person. If Carpenter Technology management identifies a related party transaction, the transaction is brought to the attention of the Audit/Finance Committee for its approval, ratification, revision, or rejection after considering all the relevant facts and circumstances.

Any proposed transactions with executive officers, directors, substantial stockholders, or the family members or affiliates of any of those parties, require approval by the Audit/Finance Committee and will be disclosed as required by the SEC. Carpenter Technology’s Code of Business Conduct and Ethics requires that Carpenter Technology’s officers and directors avoid conflicts of interest, as well as the appearance of conflicts of interest, and disclose to Carpenter Technology’s General Counsel any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest between private interests and the interests of the Company. Carpenter Technology checks for any potential related party transactions primarily by circulating a Directors and Officers Questionnaire to each member of the Board of Directors and each NEO annually.

Fiscal Year 2021 Related Party Transactions

During fiscal year 2021, there were no related party transactions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was a current or former officer or an employee of Carpenter Technology or any of its subsidiaries during fiscal year 2021, or had any relationship requiring disclosure by Carpenter Technology under the SEC’s proxy rules.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Carpenter Technology’s directors and executive officers, and persons that own more than 10% of Carpenter Technology common stock, to file with the SEC and the NYSE reports of ownership and changes in ownership. Directors, executive officers, and greater than 10% stockholders are required by SEC regulations to give Carpenter Technology copies of all Section 16(a) forms they file.

Based solely on the review of the reports furnished to Carpenter Technology and other company records or information otherwise provided, Carpenter Technology believes that all applicable Section 16(a) reports were timely filed by its directors, executive officers, and more than 10% stockholders during fiscal year 2021, except that Mr. McLane filed one late Form 4 as a result of an amendment to a timely filed Form 4 that corrected an administrative error.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	23

Corporate Responsibility and Sustainability

Environmental, Social and Governance (“ESG”) Overview

Carpenter Technology is committed to being a good corporate citizen that benefits the communities in which we live, work and play. We strive to maintain the highest ethical, environmental and safety standards, and we encourage and celebrate our employees’ active participation in achieving these goals. Our business is managed for long-term success in a manner that we believe is economically, environmentally and socially responsible. Highlights of Carpenter Technology’s ESG efforts are provided below. More ESG details are available at www.carpentertechnology.com/sustainability and will be provided in Carpenter Technology’s inaugural sustainability report, which is expected to be released in the fall of 2021.

Environmental

Carpenter Technology is committed to responsible environmental performance throughout our operations. We recently formed an Environmental, Social and Governance Working Committee to oversee our sustainability efforts, including the implementation of a companywide Environmental Management System. We have enhanced our environmental policies and procedures to help ensure we are operating in a manner that meets or exceeds all applicable environmental, health, safety, and security regulations and laws. We believe in reducing waste across our operations by reusing, decreasing use of, or recycling materials and energy whenever possible, and we strive to manage our operational waste in a more sustainable manner, including identifying more opportunities to recycle waste in lieu of disposing of it. Some of the highlights of our environmental practices include the following:

▶

Minimizing waste by evaluating operations and ensuring efficiency, recycling and reuse, while promoting a zero-waste policy. The goal of the zero-waste policy in the specialty alloy making process is to significantly reduce the amount of waste sent to landfills, reduce emissions, and preserve raw materials;

▶	Working with governmental agencies in support of effective environmental standards and regulations;

▶	Working towards ISO14001 certification for primary US and global operational sites and continuing to seek suppliers and vendors that are also ISO14001 attested;

▶	Collecting data on company-wide greenhouse gas emissions and water usage in order to assess the risks and opportunities available to Carpenter Technology in order to reduce our carbon footprint;

▶	Seeking vendors and suppliers that adhere to a similar set of environmental standards;

▶	Participating in pollution prevention, waste management, and recycling and energy conservation;

▶	Continuing efforts to increase the use of recycled materials in our business;

▶	Investing to increase our manufacturing efficiencies to reduce our environmental impact and that of our customers; and

▶

Identifying and deploying advancements in emerging technologies such as additive manufacturing and soft magnetic solutions facilitating light weighting, increased fuel efficiency and reduced carbon emissions in end-use applications.

Social

Carpenter Technology’s Safety Vision

Above all else, the safety of our employees is Carpenter Technology’s top priority. It is our number one Core Value. We believe that every employee shares the responsibility to actively participate in all aspects of the safety program and to strive for our ultimate goal of a zero injury workplace. The hallmarks of our safety program are:

▶	Dedicated leadership, accountability, and employee engagement and empowerment;

▶	Continual improvement plans (Plan-Do-Check-Act);

▶	Tools, resources, and education to improve total workplace safety and health; and

▶	A skilled, technology-driven workforce that proactively assesses risks, strives to eliminate hazards, and integrates learning from incidents and near-misses to prevent further occurrences.

24	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Corporate Responsibility and Sustainability • Social

Safety and COVID-19

Carpenter Technology’s commitment to safety has not waivered during the COVID-19 pandemic. We acted swiftly and decisively, enacting policies and procedures designed to keep our employees safe while our facilities remained operational. We immediately formed a Rapid Response Team comprised of employees in various functions including operations, environmental, health and safety, human resources, communications, finance, commercial, legal and the Company’s medical vendor to enact a company-wide, coordinated response to COVID-19. Carpenter Technology quickly implemented a strategy based on layers of protection that included modularization of our operations, enhanced cleaning protocols, allowing for airgaps between shifts, always requiring social distancing, enhanced personal protective equipment, and health and temperature screenings for all employees, visitors or contractors entering our site. Our response has been dynamic; we have altered our approach as we learned more about COVID-19 and have cascaded any changes or alterations to our protocols company-wide. We provide regular communications to our employees to ensure the safety procedures and protocols that have been put in place are understood and adhered to. We have created a dedicated website that hosts all our current policies, procedures and safety protocols so employees, vendors and suppliers are aware of our efforts and abide by our safety procedures while on-site.

Community Relations

We believe that part of being a responsible corporate citizen is improving the communities where our employees live and work. This commitment spans a wide variety of engagement and activities, both in terms of our employees’ volunteerism and monetary donations on behalf of Carpenter Technology and by our employees, with the aim of strengthening our communities. Our Carpenter Cares program provides employees a variety of ways to support the causes that are important to them. We use an online platform that allows employees to donate funds through payroll deductions to the charitable organizations they wish to support. Employees are also able to request grants through the online platform to support recognized 501(c)(3) organizations. To ensure our charitable giving and the causes we support align, an employee review committee regularly reviews all financial donation applications. The committee makes recommendations regarding the award of all corporate donations, and executive leadership takes these recommendations into strong consideration when making final decisions. We encourage employee volunteerism at all our locations through organized activities and contributions to local charitable organizations and educational efforts, ranging from working at the food pantry, to taking children fishing, to creating Thanksgiving baskets for veterans. Our employees are passionate about our communities and enjoy working together for the greater good.

Examples of how Carpenter Technology supports our local communities include:

▶

Promoting science and math curriculum design in public schools and providing scholarship funding to educational efforts, such as summer materials camps, science and engineering fairs and Science, Technology, Engineering and Mathematics (STEM) programs; and providing educational opportunities for students pursuing higher-education.

•

Partnering with Reading Area Community College (RACC) to provide support for non-traditional students interested in pursuing a career in cybersecurity. This includes internship opportunities and financial support for the CompTIA Security+ Certification Training upon completion of the program. These students complete the program equipped with skillsets that prepare them for in-demand jobs within cybersecurity. Successful graduates of the cybersecurity program are eligible for positions with Carpenter Technology.

▶	Supporting the United Way and locally based non-profit organizations through monetary gifts and employee volunteerism.

•

Our Reading, Pennsylvania facility has demonstrated an incredible partnership with United Way of Berks County (Reading, PA) for several decades. Carpenter Technology has also provided financial support to other local United Way chapters in communities where we are located, including the United Way of Hartsville (SC), the United Way of Southwestern PA, the United Way of Trumbull County (PA), the United Way of Washington County (PA), and the United Way of Westmoreland County (PA).

▶	Supporting programs for children, seniors and veterans in need.

•

Hosting our annual “Impact Awards” where the winners and runners up select charities of their choice to receive donations on behalf of the Company. More than 40 nonprofits have benefitted from these donations. Nonprofits include Make-A-Wish Philadelphia; Keystone Military Families; Children’s Hospital of Pittsburgh; Alzheimer’s Association; Pennsylvania Wounded Warriors; Morgan County Children Advocacy Center; and Broad Street Ministries.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	25

Corporate Responsibility and Sustainability • Governance Policies and Practices

The COVID-19 pandemic resulted in unprecedented economic devastation and financial hardships for so many people in our communities. To take meaningful action, Carpenter Technology donated more than $100,000 in total to 26 food banks globally that serve the communities where the Company operates. In appreciation of the critical care local medical teams provided, Carpenter Technology Cares volunteers from Reading, PA donated meals to local hospitals that were purchased from local restaurants to support area businesses financially impacted by the crisis.

Diversity

Our Diversity Mission

Carpenter Technology has a culture that blends the different backgrounds, experiences and perspectives from all employees. Our commitment to diversity, inclusion, and belonging is real. We want all to feel welcomed. Everyone will be treated equally with dignity and respect regardless of their race, age, gender identity, or sexual orientation. Great minds do not always think alike, but by embracing our diverse perspectives we foster a collaborative environment that ignites the creation of innovative solutions for our customers. At Carpenter Technology, we are One Company for ALL.

Diversity, Inclusion and Belonging Committee

Our Diversity, Inclusion and Belonging (DIB) Committee plays a critical role in advancing us to the next level of awareness and engagement. The team is comprised of volunteers from all levels and sites throughout the Company who are focused on further cultivating an environment where equality thrives. The team is empowered to foster a culture of belonging where every employee feels at home.

Since its inception, the Committee has spearheaded several important Company initiatives. The Committee led the revision of our Contractor Work Rules to incorporate Carpenter Technology’s Core Values, because we believe that those values should be engrained in everyone within our team, including our valued contractors. The Committee also drove the inclusion of DIB-related questions for the first time in Carpenter Technology’s most recent Employee Engagement Survey, so employees could directly provide feedback and insights into the current state of DIB within our culture. The Committee has also led many employee engagement initiatives to foster ongoing DIB dialogue within the organization, including Leadership Talking Points and employee communications. The Committee spearheads company-wide diversity and inclusion training.

Governance Policies and Practices

Corporate Governance Guidelines and Charters

Carpenter Technology’s Corporate Governance Guidelines, as well as the charters for all the Board committees and our Code of Business Conduct and Ethics, are available on Carpenter Technology’s website at www.carpentertechnology.com. Copies will be mailed to stockholders upon written request to the Corporate Secretary, Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for Carpenter Technology’s CEO and senior financial officers. There were no waivers of the Code of Ethics for fiscal year 2021 or through the date of this Proxy Statement.

Ethics Hotline: Carpenter Technology has established an independent web-based ethics hotline for both employees and non-employees to voice any concerns they may have in a confidential manner. A Board approved corporate staff member reviews any reports and, if necessary, involves the legal, finance, asset protection, human resources or other department, as applicable.

Annual Board Performance Self-Evaluation

The Board conducts an annual self-evaluation to determine whether the Board and its committees are functioning effectively. The Corporate Governance Committee oversees the self-evaluation process. Results of the self-evaluation process are discussed with the Board as soon as practicable. The Corporate Governance Committee also evaluates individual directors as each is considered for re-election to the Board.

26	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Corporate Responsibility and Sustainability • Governance Policies and Practices

Director Training and Education

We have an orientation process for new directors that involves meeting with senior management and visiting our manufacturing facilities. All directors are encouraged to attend outside educational seminars presented by accredited third-party organizations as well as internal programs organized by Carpenter Technology for the directors’ ongoing education.

Succession Planning

The Corporate Governance Committee is responsible for determining the process for evaluating our CEO succession planning. Carpenter Technology’s CEO presents an annual report to the Board on succession planning for the CEO position. The CEO also recommends, on a continuing basis, a suitable successor should the CEO be unexpectedly disabled or otherwise unavailable to perform the duties of that office.

The Compensation Committee is responsible for monitoring succession planning and management development for positions other than that of the CEO.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	27

Security Ownership of

Principal Beneficial Owners

Principal Beneficial Owners

Listed below are the only individuals and entities known by Carpenter Technology (through their Section 13 filings) to own more than 5% of the Company’s outstanding common stock as of the record date of August 13, 2021. Except as noted below, these investment advisors and their investment vehicles have sole voting and investment power over these shares of Carpenter Technology stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)

BlackRock Fund Advisors 400 Howard Street San Francisco, CA 94105	7,692,079	(2)	16.00%

The Vanguard Group LLP P.O. Box 2600, V26 Valley Forge, PA 19482	5,334,808	(3)	11.10%

AllianceBernstein LP 1345 Avenue of the Americas New York, NY 10105	3,924,544	(4)	8.16%

Dimensional Fund Advisors, L.P. (U.S.) 6300 Bee Cave Road Building One Austin, TX 78746	3,318,272	(5)	6.90%

State Street Corp One Lincoln Center Boston, MA 02211	3,037,036	(6)	6.32%

T. Rowe Price Group Inc. 100 East Pratt Street Baltimore, MD 21202	2,658,253	(7)	5.53%

(1)	The percentages are calculated on the basis of 48,067,164 shares of common stock outstanding as of August 13, 2021.

(2)

This information was based upon the BlackRock Inc. Section 13 filing reflecting shares owned as of June 30, 2021. BlackRock is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. BlackRock reports sole voting power with respect to 7,692,079 shares of Carpenter Technology stock. The investment companies and investment vehicles own all these shares.

(3)

This information was based upon The Vanguard Group, Inc. Section 13 filing reflecting shares owned as of June 30, 2021. Vanguard is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. Vanguard reports sole voting power with respect to 0 shares of Carpenter Technology stock, and shared voting power with respect to 46,352 shares of Carpenter Technology stock. The investment companies and investment vehicles own all these shares of Carpenter Technology stock.

(4)

This information was based upon the AllianceBernstein LP Section 13 filing reflecting shares owned as of June 30, 2021. AllianceBernstein is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. AllianceBernstein reports sole voting power with respect to 3,924,544 shares of Carpenter Technology stock, and shared voting power with respect to 0 shares of Carpenter Technology stock. The investment companies and investment vehicles own all these shares of Carpenter Technology stock.

(5)

This information was based upon the Dimensional Fund Advisors, L.P. (US) Section 13 filing reflecting shares owned as of June 30, 2021. Dimensional is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. Dimensional reports sole voting power with respect to 3,318,272 shares of Carpenter Technology stock. The investment companies and investment vehicles own all the shares. Dimensional disclaims beneficial ownership of these shares.

(6)

This information was based upon the State Street Corp. Section 13 filing reflecting shares owned as of June 30, 2021. State Street is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. State Street reports sole voting power with respect to 0 shares of Carpenter Technology stock, and shared voting power with respect to 3,037,036 shares of Carpenter Technology stock. The investment companies and investment vehicles own all these shares of Carpenter Technology stock.

(7)

This information was based upon the T. Rowe Price Group Inc. Section 13 filing reflecting shares owned as of June 30, 2021. T. Rowe Price is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. T. Rowe Price reports sole voting power with respect to 925,564 shares of Carpenter Technology stock, and shared voting power with respect to 0 shares of Carpenter Technology stock. The investment companies and investment vehicles own all these shares of Carpenter Technology stock.

28	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Directors, Nominees and

Management Stock Ownership

The following table shows the ownership of Carpenter Technology common stock as of August 13, 2021, by each director or nominee, the executive officers during fiscal year 2021 who are considered to be named executive officers (“NEOs”) under applicable SEC regulations, and Carpenter Technology’s directors and executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over their respective shares of common stock.

Name	Number of Shares Beneficially Owned(1)		Employee Restricted Stock Units(2)	Director Stock Units(3)	Shares and Units Beneficially Owned(1)		Percentage of Outstanding Shares(4)(5)

Acoff, V. L.	6,318		0	10,393	16,711		0.0%

Hart, A. J.	6,318		0	10,393	16,711		0.0%

Inglis, I. M.	25,903	(6)	0	52,262	78,165	(6)	0.1%

Karol, S. E.	591,520	(6)(7)	0	28,583	620,103	(6)(7)	1.2%

Ligocki, K.	16,704		0	14,207	30,911		0.0%

McLane, Jr., C. D.	0		0	7,160	7,160		0.0%

Pratt, G. A.	474,050		2,434	85,191	561,675		1.0%

Wadsworth, J.	19,366		0	42,693	62,059		0.0%

Ward, Jr., S. M.	40,694	(6)	0	62,552	103,246	(6)	0.1%

Thene, T. R.	591,245		78,568	0	669,813		1.2%

Lain, T.	80,164		19,610	0	99,774		0.2%

Dee, J. D.	145,935		11,241	0	157,176		0.3%

Haniford, J. E.	154,617		9,702	0	164,319		0.3%

Malloy, B. J.	111,933	(6)	11,241	0	123,174	(6)	0.2%
All directors and executive officers as a group (14 persons)	2,264,767	(6)(7)	132,796	313,434	2,710,997	(6)(7)	4.6%

(1)	The amounts include the following shares of common stock that the individuals have the right to acquire by exercising outstanding stock options within 60 days after August 13, 2021:

Acoff, V. L.	6,318	McLane, Jr., C. D.	0	Lain, T.	59,981

Hart, A. J.	6,318	Pratt, G. A.	469,437	Dee, J. D.	108,359

Inglis, I. M.	22,303	Wadsworth, J.	19,166	Haniford, J. E.	115,748

Karol, S. E.	22,397	Ward, Jr., S. M.	19,166	Malloy, B. J.	83,316

Ligocki, K.	8,204	Thene, T. R.	448,962

All directors and executive officers as a group (14 persons): 1,389,675

(2)

These stock units convert to an equivalent number of shares of common stock when they become vested as per the terms of the relative agreement(s) and the plan. The stock unit values are equivalent to Carpenter Technology’s common stock values, but the units have no voting rights.

(3)

These stock units convert to an equivalent number of shares of common stock upon the director’s termination of service as allowed under the plan. The stock unit values are equivalent to Carpenter Technology’s common stock values, but the units have no voting rights.

(4)	Ownership is rounded to the nearest 0.1% and is 0% when less than 0.1%.

(5)

The percentages are calculated based on the number of shares of common stock outstanding plus the number of shares of common stock that would be outstanding if the individual’s options were exercised, but does not include any shares issuable upon the conversion of stock units.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	29

Directors, Nominees and Management Stock Ownership

(6)	Voting and investment power is shared with respect to the following shares of common stock:

Inglis, I. M.	400
Karol, S. E.	10,000
Malloy, B. J.	10,326
Ward, Jr., S. M.	21,528

(7)	The amount includes shares held by the following institutions, of which Mr. Karol is an affiliate:

SEK Limited	283,580
HMK Enterprises, Inc.	45,000

30	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Director Compensation

The Board regularly reviews director compensation with the assistance of its outside advisor to ensure that it is appropriate and competitive in light of market circumstances and prevailing “best practices” for corporate governance. The compensation elements reflect the Board’s view that compensation to the non-employee directors should consist of an appropriate mix of cash and equity awards. Our director compensation approach provides for quarterly vesting of equity awards and allows elective deferral of the delivery of earned shares and cash.

Elements of Annual Director Compensation

Pay Element	Board Year 2021 Compensation

Annual Retainer (50% Cash/50% Stock Units)	Board Members:	$130,000 Cash/Stock Units

At least 50% of the annual retainer is paid in stock units, which aligns the directors’ personal interests with those of our stockholders.	Board Chair*:	$200,000 Cash/Stock Units
	*The roles of Chairman and CEO are separate, and the Chairman attends Board and committee meetings.

Committee Chair Retainers (Cash)	Audit/Finance Committee:	$25,000

	Compensation Committee:	$17,500

	Corporate Governance, Strategy and Science and Technology Committees:	$12,500

Stock Options (Equity)	Directors receive an annual stock option award subject to the conditions stated below.

Non-Retainer Stock Units (Equity)	Directors receive additional awards of stock units subject to the conditions stated below.

Stock Options and Stock Units

Initial Grant: Directors receive up to 4,000 stock options upon joining the Board.

Annual Stock Option Grant: In addition to any initial grant of stock options, each director is granted a number of stock options annually, on or about the date of Carpenter Technology’s Annual Meeting of Stockholders or on another date as the Board may determine. These options will have a fair value on the grant date, alone or in combination with the annual non-retainer stock units described below, of up to $90,000 (or such different number as determined by the Board).

Annual Non-Retainer Stock Units Grant: In addition to the grant of options or an award of retainer stock units, each director is granted an additional award of stock units annually having a fair value on the grant date, alone or in combination with the annual stock option grant described above, of up to $90,000 (or such different number as determined by the Board).

Grant Date: The grant date for the awards described above will be on or about the date of the Annual Meeting of Stockholders (or such other date as determined by the Board). The number of units and options is based on the trading price of Carpenter Technology’s common stock on the date of grant.

Vesting: Subject generally to the director’s continued service, one-quarter of the stock options or stock units vest for every three months of service following the grant date, and are fully vested on the first anniversary of the grant date. All stock options have ten-year terms.

Upon a Change in Control: In the event of a change in control, all stock units vest immediately and are payable in shares of common stock, and stock options become immediately exercisable. A director may exercise vested options at any time during the original term.

Upon Death or Disability: In the event of separation from service due to death or Disability, all stock units and stock options vest immediately.

Upon Removal for Cause: In the event of removal for Cause, all stock units and stock options are forfeited.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	31

Director Compensation • Director Stock Ownership Policy

Deferral Policy: Directors may elect to have distribution of all or a portion of their stock units deferred until the later of their separation from service or a specific date/event. Carpenter Technology distributes a participating director’s deferred units, based on the director’s advance election, in a lump sum or in any number of annual installments up to a maximum of 15, beginning on the later of the director’s separation from service or the date/event elected.

Dividend Equivalents on Stock Units: In the event that the Company pays dividends on outstanding common stock, dividend equivalents are credited to each director who has outstanding stock units. Dividend equivalents are reinvested in the form of additional stock units, with the number of units credited determined by dividing the dividend dollar amount by the closing price of Carpenter Technology common stock on the NYSE on the dividend equivalent payment date. Stock units that are attributable to dividend equivalents vest on the same basis as the underlying stock unit award. No dividend equivalent rights are granted on shares underlying stock option awards.

Director Stock Ownership Policy

It is our policy that non-employee directors must maintain a reasonable equity interest in order to provide them with a proprietary interest in Carpenter Technology’s growth and performance, to generate an increased incentive to contribute to the Company’s future success and prosperity by their personal efforts, and generally to enhance the community of interest between directors and our stockholders.

The current policy requires each director to hold equity in Carpenter Technology with an aggregate fair market value equal to at least six times the annual cash retainer. There is a five-year phase-in period for satisfying the minimum equity holding requirements, and a director is expected to retain the equity for the duration of Board service. All current non-employee directors satisfy the minimum equity holding requirements or are on track to satisfy such requirements in the stated phase-in period.

Compensation for Non-Employee Directors

Directors have three options with respect to payment of the cash portion of their annual retainer and 100% of committee chair fees:

▶	Receive cash currently;

▶	Defer all or a portion until a future date/event and then receive cash under Carpenter Technology’s Deferred Compensation Plan for Non-Management Directors (“Director Cash Deferral Plan”); or

▶

Defer all or a portion until the later of their separation from service or a specific date/event and then receive common stock under the Stock-Based Compensation Plan for Non-Employee Directors (“Director Stock Plan”).

Under the Director Cash Deferral Plan, interest is credited semi-annually at Carpenter Technology’s “Five-Year Medium-Term Note Borrowing Rate,” a term defined in the Director Cash Deferral Plan. Carpenter Technology distributes a participating director’s deferred cash based on the director’s advance election, in a lump sum or in any number of annual installments up to a maximum of 15, beginning on a future date or upon the event elected.

32	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Director Compensation • Fiscal Year 2021 Director Compensation Table

Fiscal Year 2021 Director Compensation Table

This table shows the compensation paid or awarded to each non-employee director during fiscal year 2021. Our CEO is not compensated for his Board service.

Name	Fees Earned or Paid in Cash (includes Chair Retainer) ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Change in pension value and nonqualified deferred compensation earnings(3) ($)	All Other Compensation(4) ($)	Total ($)

Acoff, Viola L.	$ 65,000		$115,020	$35,035	$ 0	$ 5,704	$220,759

Hart, A. John	$ 65,000		$115,020	$35,035	$ 0	$ 5,704	$220,759

Inglis, I. Martin	$ 90,000		$115,020	$35,035	$ 0	$38,710	$278,765

Karol, Steven E.	$ 77,500		$115,020	$35,035	$ 0	$20,043	$247,598

Ligocki, Kathleen	$ 82,500		$115,020	$35,035	$ 0	$ 8,711	$241,266

McLane, Jr., Charles D.	$ 48,750	(5)	$115,020	$56,595	$ 0	$ 2,526	$222,891

McMaster, Robert R.	$ 32,500		$ 0	$ 0	$ 0	$ 7,065	$ 39,565

Pratt, Gregory A.	$100,000		$200,020	$60,055	$ 0	$62,829	$422,904

Wadsworth, Jeffrey	$ 77,500		$115,020	$35,035	$ 0	$31,166	$258,721

Ward, Jr., Stephen M.	$ 77,500		$115,020	$35,035	$1,498	$46,821	$275,874

(1)

The grant date fair value of stock units granted to our directors in fiscal year 2021 was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Assumptions made in this valuation are set forth in Note 16 to the financial statements contained in Carpenter Technology’s 2021 Annual Report on Form 10-K. Annual stock units granted and credited to each director’s account are subject to partial forfeiture if the director separates from Board service prior to the first anniversary of the grant date for any reason other than death or Disability.

Each director, with the exception of Messrs. Pratt and McMaster, was credited with 6,299 stock units for fiscal year 2021 on October 13, 2020, representing a grant date fair value of $115,020. Retainer stock units credited to each director represent $65,006 of the annual retainer. The remaining stock units credited represent an annual award of additional stock units as described above with a grant date fair value of $50,014.

Mr. Pratt, who serves as Chairman, was credited with 10,954 stock units for fiscal year 2021 on October 13, 2020, representing a grant date fair value of $200,020. Of this total number, 5,477 stock units represent $100,010 of his annual retainer. The remaining stock units credited represent an annual award of additional stock units with a grant date fair value of $100,010.

Mr. McMaster retired from the Board on October 13, 2020, and did not receive a stock unit grant.

The total number of stock units credited to each director under Carpenter Technology’s Stock-Based Compensation Plan for Non-Employee Directors as of June 30, 2021, including stock units that were credited with respect to prior fiscal years and reinvested dividend equivalents, was: V. Acoff – 10,393; A. J. Hart – 10,393; I. M. Inglis – 52,262; S. Karol – 28,583; K. Ligocki – 14,207; C. McLane, Jr. – 7,160; R. McMaster – 0; G. Pratt – 85,191; J. Wadsworth – 42,693; and S. Ward, Jr. – 62,552.

(2)

The grant date fair value of option awards granted to our directors in fiscal year 2021 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. Assumptions made in this valuation are set forth in Note 16 to the financial statements contained in Carpenter Technology’s 2021 Annual Report on Form 10-K.

Each director, with the exception of Messrs. Pratt and McMaster, received an annual award of 6,500 stock options for fiscal year 2021 on October 13, 2020, representing a grant date fair value of $35,035. Mr. McLane received an additional award of 4,000 stock options upon joining the Board on October 13, 2020, representing a grant date fair value of $21,560. Mr. Pratt received an annual award of 11,142 stock options for fiscal year 2021 on October 13, 2020, representing a grant date fair value of $60,055. Mr. McMaster retired from the Board on October 13, 2020, and did not receive a stock option grant.

The total number of shares subject to stock options credited to each director that remains outstanding as of June 30, 2021, including stock options that were granted in prior fiscal years, was: V. Acoff – 12,818; A. J. Hart – 12,818; I. M. Inglis – 28,803; S. Karol – 28,897; K. Ligocki – 14,704; C. McLane, Jr. – 10,500; R. McMaster –19,166; G. Pratt – 39,776; J. Wadsworth – 25,666; and S. Ward, Jr. – 25,666.

(3)	Reflects above-market earnings equal to 166% above 120% of the AFR Long-Term Rate on compensation deferred that is not tax qualified.

(4)

Includes the aggregate dollar amount of dividend equivalents paid in fiscal year 2021 on the stock unit balance credited to each director’s account with respect to dividends paid on outstanding common stock during fiscal year 2021. Dividend equivalents are reinvested in the form of additional stock units, with the number of units credited being determined by dividing the dividend dollar amount by the closing price on the NYSE on the dividend equivalent payment date.

(5)	Includes fees deferred in the form of stock units pursuant to an advance deferral election for compensation earned in 2021.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	33

Proposal 2:

Approval of Appointment of Independent

Registered Public Accounting Firm

The Audit/Finance Committee has selected PricewaterhouseCoopers LLP (“PwC”), subject to approval by the stockholders at the Annual Meeting, to serve as Carpenter Technology’s independent registered public accounting firm for fiscal year 2022. PwC would be engaged to audit and report upon Carpenter Technology’s financial statements and internal controls over financial reporting for fiscal year 2022. PwC, or one of its predecessor firms, has served as Carpenter Technology’s independent registered public accounting firm since 1918. The Audit/Finance Committee and the Board of Directors believe PwC is well qualified to act in this capacity. A representative of PwC is expected to attend the Annual Meeting of Stockholders.

Vote Required for Approval

The affirmative vote of a majority of the shares in person or represented by proxy at the meeting and entitled to vote is required to approve the appointment of PwC as the Company’s independent registered public accounting firm.

Audit Fees

The aggregate fees billed by PwC for professional services rendered for the annual audit of Carpenter Technology’s consolidated financial statements and internal controls over financial reporting for fiscal year 2021, the reviews of the financial statements included in Carpenter Technology’s quarterly reports on Form 10-Q, audit and attestation services related to statutory or regulatory filings required by certain foreign locations, issuance of comfort letters, and review of registration statements, were $1,795,000 in fiscal year 2021, the same as those in fiscal year 2020.

Audit-Related Fees

PwC billed $10,000 in audit-related fees in fiscal year 2021, the same as those in fiscal year 2020. The fees in both fiscal year 2021 and 2020 were related to agreed upon procedures related to Carpenter Technology’s compliance with certain federal and state environmental reporting requirements.

Tax Fees

The aggregate fees billed by PwC for tax services were $553,405 for fiscal year 2021, compared to $372,400 in fiscal year 2020. Fees in both fiscal years were primarily for domestic and international tax compliance services and other tax projects.

All Other Fees

The aggregate fees billed by PwC for all other services were $449,600 in fiscal year 2021, compared to $4,000 in fiscal year 2020. The increase in fees in 2021 related to a pre-implementation review of a new SAP ERP system implementation. The remaining services are for subscriptions to certain PwC reference tools.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

Policy Statement

The Audit/Finance Committee is required to specifically pre-approve the audit and non-audit services performed by the independent auditor to ensure that such services do not impair the auditor’s independence.

Delegation

The Chairman of the Audit/Finance Committee has the Committee’s delegated authority to pre-approve requests for services that were not approved at a scheduled meeting. The Chairman reports any pre-approval decisions to the Audit/Finance Committee at its next scheduled meeting. All services, regardless of fee amounts, are subject to restrictions to ensure the services will not impair the independence of the auditor. In addition, all fees are subject to ongoing monitoring by the Audit/Finance Committee.

Audit Services

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit/Finance Committee. The Committee must approve any changes in terms, conditions and fees resulting from changes in audit scope. In addition to the annual audit services engagement, the Audit/Finance Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

34	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Proposal 2: Approval of Appointment of Independent Registered Public Accounting Firm

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of Carpenter Technology’s financial statements as traditionally performed by its independent auditor. The Audit/Finance Committee believes the performance of audit-related services does not impair the independence of the auditor.

Tax Services

The Audit/Finance Committee believes the independent auditor can provide tax services to the Company, such as domestic and international tax consulting and compliance services, without impairing the auditor’s independence.

All Other Services

The Audit/Finance Committee may grant pre-approval of those permissible non-audit services classified as “all other services” that it believes are routine and recurring services that will not impair the independence of the auditor.

FOR	The Board of Directors recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2022.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	35

Audit/Finance Committee Report

The Audit/Finance Committee consists of four members, each of whom has been determined by the Board to be an independent director under applicable rules or other requirements of the NYSE and the SEC with respect to qualification of members of an audit committee. Each member is financially literate as required by NYSE standards, and each of Messrs. Inglis and McLane qualifies as an “audit committee financial expert” under applicable SEC standards. The Audit/Finance Committee functions pursuant to a written charter that was adopted and is reviewed annually by the Board. A copy of the charter is posted on Carpenter Technology’s website at www.carpentertechnology.com.

The Audit/Finance Committee’s primary responsibilities include appointing the independent registered public accounting firm to be retained to audit Carpenter Technology’s consolidated financial statements and recommending to the Board the inclusion of these financial statements in the Annual Report on Form 10-K. The Audit/Finance Committee is also responsible for approving any non-audit services to be provided by the independent registered public accounting firm. Additionally, the Audit/Finance Committee reviews the adequacy of Carpenter Technology’s financial reporting and internal controls over financial reporting, the integrity of Carpenter Technology’s financial statements, and the independence and performance of Carpenter Technology’s independent registered public accounting firm.

Management is primarily responsible for the preparation, presentation and integrity of Carpenter Technology’s financial statements; establishing, maintaining and evaluating the effectiveness of disclosure controls and procedures; establishing, maintaining and evaluating the effectiveness of internal controls over financial reporting; and evaluating any change in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

The independent registered public accounting firm is responsible for performing an independent audit of Carpenter Technology’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on whether those financial statements conform to U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Carpenter Technology’s internal controls over financial reporting.

The Audit/Finance Committee reviewed and discussed with management and Carpenter Technology’s independent registered public accounting firm, PwC, Carpenter Technology’s audited financial statements and schedule for fiscal year 2021 and the report of PwC. The Committee also discussed other matters with PwC, such as the quality (in addition to acceptability), clarity, consistency and completeness of Carpenter Technology’s financial reporting and the matters required to be discussed by the applicable requirements of PCAOB and the SEC.

The Audit/Finance Committee met with management periodically during fiscal year 2021 to consider the adequacy of Carpenter Technology’s internal controls and discussed these matters and the overall scope and plans for the audit with PwC. The Audit/Finance Committee also discussed with management and PwC Carpenter Technology’s disclosure controls and procedures and the certifications by Carpenter Technology’s CEO and CFO. In particular, the Audit/Finance Committee was kept apprised by management of the progress of the evaluation of Carpenter Technology’s system of internal control over financial reporting and provided oversight and advice to management during the process. In connection with this oversight, the Audit/Finance Committee received periodic updates provided by senior management and PwC at several meetings during the fiscal year. At the conclusion of the process, management provided the Audit/Finance Committee with, and the Audit/Finance Committee reviewed, a report on the effectiveness of Carpenter Technology’s internal controls over financial reporting. The Audit/Finance Committee also reviewed PwC’s report on Carpenter Technology’s internal controls over financial reporting.

The Audit/Finance Committee has considered whether the independent registered public accounting firm can maintain independence while also providing non-audit services, and has received from PwC written disclosures and a letter concerning the firm’s independence from Carpenter Technology, as required by applicable requirements of the PCAOB. These disclosures have been reviewed by the Audit/Finance Committee and discussed with PwC.

36	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Audit/Finance Committee Report

Based on the reviews and discussions described in this report, the Audit/Finance Committee has recommended to the Board that Carpenter Technology’s audited consolidated financial statements be included in Carpenter Technology’s 2021 Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit/Finance Committee of the Board of Directors,

CHAIR: I. Martin Inglis

Members:

Dr. A. John Hart

Charles D. McLane, Jr.

Dr. Jeffrey Wadsworth

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	37

Proposal 3:

Advisory Vote to Approve the Compensation

of Our Named Executive Officers

Each year since 2012, we have asked our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis (“CD&A”), the Compensation Tables, and any related material as required pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. We expect to continue conducting the say-on-pay vote annually.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value our stockholders’ opinions. If there is a significant vote against the NEO compensation, the Compensation Committee will evaluate whether any actions are necessary to address stockholder concerns.

Our Pay-for-Performance Compensation

Our executive compensation programs are designed to provide compensation levels benchmarked to attract, motivate and retain exceptional managerial talent for the present and future, to reward executives for achieving financial and strategic company goals, and to align their interests with the interests of stockholders.

We believe the compensation of our NEOs is reasonable, competitive and strongly focused on pay-for-performance principles. We emphasize compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals.

Through stock ownership requirements and equity incentives, we believe we have aligned the interests of our NEOs with those of our stockholders and the long-term interests of the Company.

We believe that the compensation policies and procedures articulated in this Proxy Statement are effective in achieving Carpenter Technology’s goals, and that the executive compensation reported was appropriate and aligned with fiscal year 2021 results. Before voting, we encourage you to read the CD&A and “Executive Compensation” sections of this Proxy Statement for details about our executive compensation programs and NEO compensation in fiscal year 2021.

The Compensation Committee continually reviews the compensation programs for our NEOs to ensure that they achieve the desired goal of offering total compensation consisting of base salary competitive with an identified peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. We are asking stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. We expect that we will hold a say-on-pay vote again at next year’s annual meeting.

FOR	The Board of Directors recommends that you vote FOR Proposal 3 to approve the compensation of the NEOs as disclosed in this Proxy Statement on an advisory basis.

38	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Compensation Committee Report

The Compensation Committee consists of four members, each of whom has been determined by the Board to meet the NYSE and SEC requirements for compensation committee members. The Compensation Committee functions pursuant to a written charter that was adopted and is reviewed annually by the Board. A copy of the charter is posted on Carpenter Technology’s website at www.carpentertechnology.com.

The Compensation Committee has reviewed and discussed the CD&A with management, legal counsel, and its independent compensation consultant. The Compensation Committee also considered the results of prior say-on-pay votes and input from stockholder engagement during the last fiscal year when reviewing the CD&A.

Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our 2021 Annual Report on Form 10-K.

Submitted by the members of the Compensation Committee,

Chair: Kathleen Ligocki

Members:

Dr. Viola L. Acoff

Steven E. Karol

Stephen M. Ward, Jr.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	39

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and the key criteria the Compensation Committee (renamed the Human Capital Management Committee effective August 17, 2021) (“Committee”) uses to set compensation levels, determine actual compensation, and establish future compensation opportunities for our executives. In implementing the fiscal year 2021 executive compensation program, the Committee considered prior say-on-pay votes, stockholder feedback, and advice from the Committee’s independent compensation consultant.

Our Named Executive Officers Our Named Executive Officers (“NEOs”) for fiscal year 2021 are:

Tony R. Thene, President and Chief Executive Officer Timothy Lain, Senior Vice President and Chief Financial Officer (effective August 11, 2020)

James D. Dee,

Senior Vice President, General Counsel and Secretary

(effective August 11, 2020)

Joseph E. Haniford,

Senior Vice President – Continuous Improvement (effective July 1, 2021) Senior Vice President – Operations (effective August 11, 2020)

Brian J. Malloy,

Senior Vice President and Chief Commercial Officer

(effective August 11, 2020)

40	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Executive Summary

The Committee is committed to ensuring the Carpenter Technology executive compensation program promotes the alignment of executives’ and stockholders’ interests. We have designed the program to attract and retain outstanding leaders, to motivate and reward them for achieving specified business and financial goals, and to support the creation of sustainable stockholder value. The Committee believes the fiscal year 2021 executive compensation decisions reward Carpenter Technology executives appropriately for their performance during the fiscal year and encourage them to focus on long-term value creation.

The onset of the COVID-19 pandemic created significant challenges to operating our manufacturing facilities while keeping our employees safe. Carpenter Technology relied heavily on its safety culture to quickly develop and implement extensive protocols to ensure our manufacturing facilities could continue to operate and at the same time keep employees, their families, and visitors safe. As anticipated, the COVID-19 pandemic continued to have a significant impact on customer demand conditions across most of Carpenter Technology’s end-use markets. The impact of COVID-19 on Carpenter Technology’s operations and business conditions was carefully considered in the Committee’s executive compensation decisions and strategy for fiscal year 2021. Specifically, with respect to the long-term incentive (LTI) design, the Committee determined to use a three-year average measurement period, with individual year’s targets established at the beginning of each fiscal year, rather than a three-year cumulative period with targets set at the beginning of the measurement period, as it had done prior to the pandemic. A detailed description of our fiscal year 2021 executive compensation program can be found below under “Executive Compensation Philosophy and Framework,” “Elements of our Fiscal Year 2021 Compensation Program,” and “Annual Compensation.” In addition, due to the continuing market uncertainty caused by the pandemic, the Committee continued with the modified long-term incentive design for fiscal year 2022 described above (individual year’s targets set at the beginning of each fiscal year and using a three-year average measurement period as opposed to a three-year cumulative measurement period) as a temporary measure. The Committee continues to closely monitor the impact of the COVID-19 pandemic on the business and reserves the right to re-evaluate compensation decisions as the situation evolves.

Summary of Fiscal Year 2021 Performance

Carpenter Technology has worked diligently over the last several years to make safety the cornerstone of our Company culture. The ultimate goal of a zero-injury workplace is embedded across all locations. With that same mindset, Carpenter Technology quickly responded to the COVID-19 pandemic with an immediate focus on protecting our employees, their families, and our facilities. Carpenter Technology’s specialty metal alloy materials are unique, and in some cases, the sole source for proven material solutions in critical applications, making them vital for continued production of essential manufactured products. Based on our role as an essential business, it was and continues to be important to operate our facilities despite the challenges of the pandemic. We took immediate actions to operationalize policies and procedures to protect our employees, such as remote working, enhanced personal hygiene, social distancing, on-site testing, and limiting access to our facilities. Extensive protocols and work instructions have been implemented and continue to be modified or expanded as conditions change. Because of Carpenter Technology’s deep-rooted safety culture, we have been able to keep our facilities operating, while providing vigorous safety protections for our employees.

Further evidence of our ongoing focus on keeping our employees safe is reflected in our safety performance for fiscal year 2021, which was the best safety performance in the Company’s history. This is measured by a 0.6 Total Case Incident Rate (“TCIR”), which is the average number of work-related injuries incurred by 100 full-time workers during a one-year period for the year. The fiscal year 2021 TCIR rate represents our lowest annual incident rate to date as we continue our journey to a zero-injury workplace.

Fiscal year 2021 has been a challenging yet successful year for Carpenter Technology. In navigating the pandemic, we have strengthened our Company to best capitalize on the coming recovery. As anticipated, Carpenter Technology’s operating results in fiscal year 2021 were significantly impacted by the pandemic and its impact on customer demand. The Company addressed the challenging conditions directly with a focus on cost reduction actions and portfolio restructuring, delivering between $60-$70 million of annualized cost savings. We also focused on driving liquidity and finished fiscal year 2021 with total liquidity of $582 million, including $287 million in cash. Our strong financial position will provide us with increased flexibility as we look to best capitalize on market opportunities and the overall recovery as it continues to take shape. Operating income in fiscal year 2021 decreased to a loss of $248.6 million, or $105.5 million adjusted to exclude non-cash LIFO decrement charges, COVID-19 costs, restructuring and asset impairment charges, and goodwill impairment charges. Operating income was $25.3 million in fiscal year 2020, $166.9 million when adjusted to exclude non-cash LIFO decrement charges, COVID-19 costs, goodwill impairment charges, and restructuring and

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	41

Compensation Discussion and Analysis

asset impairment charges. Free cash flow was $132.0 million as compared to $21.8 million for the same period a year prior. Operating cash flow in the current fiscal year was impacted by improvements in working capital, primarily significant targeted reductions in inventory, partially offset by the impact of lower earnings after non-cash adjustments to net income.

Our core business was strong prior to the COVID-19 pandemic, and the long-term outlook for our markets remains robust. While the pandemic has caused near-term challenges for us as well as our entire industry, we have demonstrated a resiliency that is resonating with customers and winning market share for Carpenter Technology. We have meaningfully expanded and strengthened key customer relationships during the downturn. We have worked closely with our customers to address their changing material needs and production schedules and demonstrated that Carpenter Technology is both a critical solution provider as well as a valued business partner. Our manufacturing teams also continue to implement the Carpenter Technology Operating Model across the entire organization to enhance production efficiencies. We also expect to benefit from our Athens, AL facility and the incremental capacity it offers the Aerospace market as production levels rise and industry capacity begins to tighten.

Carpenter Technology is and will remain a trusted solutions provider of critical applications. While maintaining our focus on our core business, we also continued to strengthen our growing leadership position in emerging areas such as soft magnetics and electrification, which is a major trend moving forward. Our healthy liquidity position and strong financial position provide the flexibility to weather this near-term storm. We have taken aggressive actions to reduce our cost structure through several targeted initiatives and portfolio restructurings, which will enable us to drive accelerated growth as demand levels continue to improve. Ultimately, we will continue to pursue our long-term strategy of being the preferred solutions provider for our customers and emerge on the other side of COVID-19 with stronger customer relationships, as well as meaningful share gains across key platforms and applications in Aerospace and Defense, Medical and other end-use markets.

Financial Metrics

*

Fiscal year 2021 excludes impact of special items ($52.2 million of non-cash LIFO decrement charges; $17.3 million of COVID-19 costs; $4.2 million of inventory write-downs from restructuring; $16.6 million of restructuring and asset impairment charges; $52.8 million of goodwill impairment charges). Fiscal year 2020 excludes impact of special items ($1.8 million of non-cash LIFO decrement charges; $7.4 million of COVID-19 costs; $29.3 million of inventory write-downs from restructuring; $68.5 million of restructuring and asset impairment charges; $34.6 million of goodwill impairment charges).

**

Fiscal year 2021 excludes $8 million of COVID-19 costs and $20 million of proceeds from sale of the Amega West business. Fiscal year 2020 excludes $12.1 million of cash costs associated with restructuring.

***	Excludes impact of special items excluded from operating income and net pension expense.

42	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Compensation Discussion and Analysis • Stockholder Engagement

Stockholder Engagement

Stockholder Engagement on Compensation and Advisory Vote on Executive Compensation (“Say-on-Pay”)

Carpenter Technology has provided stockholders with an annual say-on-pay advisory vote on the compensation of its NEOs since 2012. Additionally, we have an active stockholder outreach program, and the Board has tasked the General Counsel and Chief Governance Officer and Chief Financial Officer and head of Investor Relations with communicating with stockholders throughout the year about governance and compensation matters. They also solicit feedback from stockholders throughout the year and disseminate that information to the Committee and management to keep them apprised of stockholder views and to arrange direct interactions between stockholders and the CEO, management and directors. The Committee considers the results of the annual say-on-pay advisory vote, as well as input received from stockholders, when designing our executive compensation program.

At the 2020 Annual Meeting of Stockholders, approximately 92% of the votes cast were in favor of the say-on-pay advisory vote to approve the executive compensation program. In light of the stockholder feedback received, and in consideration of prior say-on-pay advisory vote results, the Committee made limited changes to the Company’s compensation programs for fiscal year 2021 as discussed below.

At the 2021 Annual Meeting of Stockholders, Carpenter Technology will again hold an annual advisory vote to approve executive compensation. We will continue to engage with our stockholders throughout the year and consider the results from this year’s and future advisory say-on-pay votes on executive compensation, as well as feedback from our stockholders.

Incentive Program – Changes made to Fiscal Year 2021

As described in the “Summary of Fiscal Year 2021 Performance” section, the COVID-19 pandemic had a significant impact on the Company’s operations and fiscal year 2021 financial performance. The pandemic has also adversely impacted global economic conditions creating uncertainty. We had to balance the unpredictability of the pandemic’s impact on the Company’s performance, particularly over a three-year timeframe, against the need to provide reasonable incentives with attainable goals that will reward executives when the pandemic subsides and stability returns to our end-use markets. We believed that changes to our long-term incentive compensation program were required to properly fulfill our compensation philosophy, and our recent decisions are intended to align executive’s interests with those of stockholders.

Specifically, as previously disclosed during fiscal year 2020, we modified the measurement of all outstanding performance-based RSUs by switching from a three-year cumulative measurement period to a three-year average measurement period. This was done without adjusting any of the already achieved attainment for the past fiscal years. The metrics for each new fiscal year are established at the beginning of that fiscal year. The average of the attainment over a three-year period is used to determine the total payout percentage. We buttressed this approach by applying a 100% cap on the fiscal year 2019 and 2020 awards such that the performance share attainment average percentage for a given three-year period does not exceed 100%. For the 2021 performance-based restricted stock unit awards, we continued to use a three-year average measurement period but did not apply the 100% cap. More details on this approach are in the “Goals for Performance-Based RSUs” section.

For purposes of attainment of the annual cash incentive program, the Committee excluded the impact of certain unplanned items on operating income and free cash flow described in detail below.

Executive Compensation Philosophy and Framework

Our Guiding Principles

The overarching goal of our executive compensation program is to drive long-term high performance and stockholder value creation through our pay programs. As a result, there are strong ties to performance in many aspects of the compensation program, including pay levels, incentive payouts and pay opportunities.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	43

Compensation Discussion and Analysis • Executive Compensation Philosophy and Framework

The Committee structures the executive compensation program to reward our NEOs when performance achieves or exceeds goals. A significant component of our incentive structure is weighted towards overall leadership team performance against targeted goals (rather than individual performance), so that if we meet or exceed our goals, the team earns target or above awards. Conversely, if the team fails to meet the minimum thresholds, components of performance-based compensation will not be awarded.

In general, the Committee targets total NEO compensation at the median of market practices.

Goals

We design our compensation program to achieve the following:

1 Motivate and reward our executives to achieve or exceed Carpenter Technology’s financial and operating performance objectives.	2 Propel our business forward through a focus on operational excellence and execution of our business strategy.	3 Link executives’ compensation with specific business objectives that are designed to drive stockholder value in both the short- and long-term.

4 Link executives’ compensation with the interests of our stockholders by tying a significant portion of total compensation opportunity to the value of our stock.	5 Reward individual performance and accomplishments while reinforcing accountability and collaboration.	6 Ensure we retain a deep and talented leadership team that can successfully drive and implement our growth and operational excellence strategies.

Our Compensation Policies and Practices

Our executive compensation program reflects the Board’s strong commitment to good governance practices with respect to executive compensation. During fiscal year 2021, we continued with the practices described below.

What We Do

Balanced portfolio: The Committee ensures a balanced mix of cash and equity, annual and long-term incentives, and performance metrics, including operating income, free cash flow, safety, Adjusted ROIC, Adjusted EBITDA and TSR.

Double-trigger benefits: We have a double-trigger for change-in-control separation benefits. This means that a change in control of Carpenter Technology alone does not trigger any severance obligations to our NEOs under our Change-in-Control Severance Plan or vesting of awards.

Clawback policy: We have a clawback policy that applies to both annual cash bonuses and short- and long-term cash incentives, as well as equity awards for NEOs and other senior executives.

Key practices: The Committee analyzes performance against robust and diversified performance metrics, ensures substantial equity ownership guidelines, annually reviews compensation peer groups, and provides and oversees limited perquisites.

Equity ownership guidelines: We maintain equity ownership guidelines that require Corporate Vice Presidents and above to achieve an equity ownership level, over a five-year period, equal to a certain multiple of base salary. For the CEO, the level is 5x base salary; for Senior Vice Presidents, 3x base salary; and for Corporate Vice Presidents, 2x base salary.

Independent compensation consultants: We engage independent compensation consultants who provide information to support the Committee’s work, including a peer group analysis, market compensation data, and an analysis of various compensation instruments and metrics. The Committee retains its own compensation consultant.

Risk assessment: The Committee reviews an annual assessment by an independent compensation consultant to confirm that metrics and goals are appropriate to drive high performance without encouraging risk-taking beyond established risk parameters.

44	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Compensation Philosophy and Framework

What We Don’t Do

Excise tax gross-ups: The compensation program does not include any change-in-control tax gross-ups to our executives.

Dividend payments or accruals on unearned restricted stock units (RSUs): We do not pay or accrue dividends on unearned restricted stock units. Dividend equivalents are paid on time-based RSU awards granted prior to October 8, 2019, and will only be paid upon satisfaction of the terms and conditions applicable to the underlying RSUs on time-based RSU awards granted on or after October 8, 2019. Additionally, no dividend equivalent rights are granted on shares underlying stock options.

Excessive perquisites: We do not provide excessive perquisites to our NEOs. Those offered are primarily financial and tax counseling, tax preparation, medical examinations, individual disability income protection plans, relocation expenses and parking fees at our Philadelphia headquarters.

Hedging/pledging of Company stock: Our policy prohibits hedging or pledging of Carpenter Technology stock by NEOs.

Option repricing: Our long-term incentive program does not permit repricing of stock options without stockholder approval. Additionally, the program does not permit Carpenter Technology to offer a cash buyout of underwater options.

Employment contracts: We do not provide any employment contracts to our NEOs.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	45

Compensation Discussion and Analysis • Elements of our Fiscal Year 2021 Compensation Program

Elements of our Fiscal Year 2021 Compensation Program

Our compensation program is designed to be competitive and to align the interests of our executive officers and other senior leaders with Company performance and stockholder returns. For our NEOs, this is accomplished through a mix of base salary and time- and performance-based rewards, including cash incentives and equity awards. We also provide minimal perquisites, retirement plans, and post-employment benefits that are not intended to be the focus of the program. Performance-based compensation (annual and long-term) continues to constitute a significant portion of total compensation. A brief overview of each element of compensation is provided in the chart below, with further details provided later in this CD&A.

Overview of Key Compensation Elements

Compensation Element	Description	Rationale
Base Salary	▶ Fixed component of pay targeted at the median of the market.	▶ Provides fixed compensation for executive to perform job functions.
Annual Cash Incentive

▶   Delivered in cash annually.

▶   Tied to achievement of financial and operational goals (operating income, free cash flow and safety metrics).

▶   Executives can earn 0-200% of their target award based on achievement of pre-established targets.

▶ Rewards achievement of key drivers of our annual operating plan. ▶ Provides tangible, achievable goals and reinforces key priorities of the organization.
Adjusted ROIC-Based Restricted Stock Units (25% of LTI)

▶   Executives can earn 0-200% (in response to COVID-19, this has been capped at 100% for FY19 and FY20 awards) of their target award based upon Adjusted ROIC achieved vs. target over a three-year period with a TSR modifier of +/-20%.

▶   Vests at the end of the three-year period, if earned.

▶   Dividend equivalents are not accrued or paid on these RSUs.

▶ Critical to incent management to invest and manage assets to deliver the greatest return. ▶ Vesting period is consistent with market practice and assists with retention.
Adjusted EBITDA-Based Restricted Stock Units (25% of LTI)

▶   Executives can earn 0-200% (in response to COVID-19, this has been capped at 100% for FY19 and FY20 awards) of their target award based upon Adjusted EBITDA achieved vs. target over a three-year period with a TSR modifier of +/- 20%.

▶   Vests at the end of the three-year period, if earned.

▶   Dividend equivalents are not accrued or paid on these RSUs.

▶   Focuses executives on achievement of our Adjusted EBITDA goal, which is strongly tied to stockholder value creation.

▶   Provides tangible, achievable goal as senior leaders have the greatest ability to drive Adjusted EBITDA.

▶   Vesting period is consistent with market practice and assists with retention.

Time-Based Restricted Stock Units (50% of LTI)

▶   Vests in one-third annual increments over three years, subject to continued employment on the vesting date.

▶   Dividend equivalents are accrued on awards granted on or after October 8, 2019, and will only be paid upon satisfaction of the terms and conditions applicable to the underlying RSUs.

▶ Vesting period is consistent with market practice and assists with retention.

46	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Compensation Discussion and Analysis • Elements of our Fiscal Year 2021 Compensation Program

Target Compensation Strategy and Pay Mix

The Committee developed fiscal year 2021 compensation levels through a framework that aligns the long-term interests of our leadership with those of our stockholders. The Committee benchmarked against the Comparator Group and survey data.

NEO pay is generally targeted to be within a competitive range around market median.

Pay Mix

A substantial portion of target total compensation is delivered through variable performance-based incentives that are at risk. Variable performance-based incentives constitute 50% of our CEO compensation mix and 43% of our compensation mix for our other NEOs.

Target Direct Compensation Mix - CEO

Target Direct Compensation Mix - NEOs*

*	Represents target pay mix for Messrs. Dee, Haniford, Lain and Malloy.

CEO Target Total Direct Compensation

The Committee targets CEO total direct compensation (salary plus target annual incentive and target long-term incentives) at the market median. The Committee sets pay by taking into account a number of factors, such as experience in the position, Company performance, individual performance and future potential.

In setting target total direct compensation for the CEO, the Committee considers peer group data and supplements this information with CEO pay data from compensation surveys using revenue and industry comparators appropriate for Carpenter Technology. The Committee believes the blend of proxy data with survey data more accurately reflects CEO market pay levels.

Mr. Thene has completed six fiscal years as our CEO. The Committee has guided Mr. Thene’s target total direct compensation to within the range of the median of the peer group as he has gained experience in the position and demonstrated his abilities in the CEO role. The Committee determined that Mr. Thene’s base salary was within competitive range of the market and, due to challenging market conditions as a result of the COVID-19 pandemic, made no changes to his target total direct compensation.

The Committee took the following actions regarding Mr. Thene’s pay in fiscal year 2021:

▶	Base salary remained the same despite his strong performance (see above explanation);

▶	Annual bonus under the Executive Bonus Compensation Plan was paid at 127.7% of Target, consistent with operating results and other executives; and

▶

Annual long-term incentive award remained the same. The annual long-term incentive award was denominated 50% in time-based RSUs, 25% in Adjusted ROIC-based RSUs, and 25% in Adjusted EBITDA-based RSUs. This is consistent with other executives and balances the goals of driving retention, absolute operational performance, relative stock price performance, and alignment with stockholders.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	47

Compensation Discussion and Analysis • Annual Compensation

Target Total Direct Compensation

The Committee believes that a compensation program that targets market median positioning, but delivers a significant portion of that compensation through performance-based compensation elements, ensures proper alignment with our stockholders and ties the ultimate value delivered to NEOs (above/below target) to Company performance.

The Committee may further differentiate the compensation of individual NEOs through multiple mechanisms. The Committee retains discretion to adjust performance-based cash and performance-based equity payouts, in appropriate circumstances.

Annual Compensation

Base Salaries

The Committee reviews base salaries annually and may also do so in connection with a promotion or other major change in responsibilities. In performing such a review, the Committee usually considers, among other factors, the person’s job duties, critical skills, performance and achievements, and the level of pay relative to comparable individuals at relevant companies reviewed by the Committee. This review includes our Comparator Group.

Executive Bonus Compensation Plan

Carpenter Technology maintains an Executive Bonus Compensation Plan (“EBCP”) because we believe that a significant portion of our NEOs’ potential compensation should be contingent on Company business results and successful leadership of our business. This is what will ultimately drive long-term value for our stockholders. The Committee oversees the EBCP and establishes the metrics that will be used each year, with input from management and outside compensation consultants. For fiscal year 2021, the metrics, the respective weightings, and the rationale for the selection of each metric for the NEOs are detailed in the following table.

Executive Bonus Compensation Plan Metrics Summary

Metric	Definition	Rationale
Operating Income Weighting: 45%	Net Sales minus Operating Expenses includes: ▶ cost of sales, and selling, general and administrative expenses.

▶   Focuses management on driving top line growth and managing expenses.

▶   Drives tangible goal achievement and focuses on factors most in the organization’s control.

▶   When considered in conjunction with Adjusted EBITDA (used for long-term incentive), focuses management on the overall profitability of the organization.

Free Cash Flow Weighting: 45%

Cash flows provided from operating activities,

less:

▶   cash paid for purchases of property, plant, equipment and software, acquisitions of businesses and dividends paid.

plus:

▶   cash received from the disposal of property, plant and equipment.

▶ Focuses management on achievement of positive free cash flow through increased earnings and management of working capital levels and capital expenditures.

Safety Metrics Weighting: 10%	▶ Measured using TCIR* and reported in terms of percent improvement over prior fiscal year.	▶ Emphasizes that our employees’ safety is our top priority.

*	TCIR is the average number of work-related injuries incurred by 100 full-time workers during a one-year period.

48	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Compensation Discussion and Analysis • Annual Compensation

Executive Bonus Compensation Plan Opportunity

The Committee sets performance goals for each metric at threshold, target and maximum levels. The NEOs’ potential annual incentive awards for overall achievement toward these goals are expressed as a percentage of their respective base salaries, as follows:

The overall attainment is based on the total weighted attainment of all of the individual metrics.

In order to verify EBCP awards, the Audit/Finance Committee reviews the performance data relative to Carpenter Technology’s operating results for financial reporting purposes. The Committee then makes its award determinations.

Executive Bonus Compensation Plan Metrics and Attainment

The primary objective for setting the fiscal year 2021 annual incentive metrics was to encourage cash flow generation and optimized operating performance despite the challenges of the pandemic. The Committee selected these specific targets after an in-depth review of our operating plan and the industry within which Carpenter Technology operates, including certain external analysis as well as peer company practices. After reviewing all available information and analysis, the Committee applied judgment to define appropriate targets to align the relationship between pay and performance.

Targets are based on Carpenter Technology’s fiscal year 2021 annual operating plan, and the annual operating plan is set each year based on certain assumptions. The following assumptions were considered in developing the fiscal year 2021 annual operating plan:

▶

A bottoms-up assessment of the timing and speed of market growth recovery from the impacts of the pandemic was considered for each end-use market. Targets were provided for each market related to expectations for price increases, net share gains, and new product sales. As a result of the overall assessment, net sales were expected to decrease 29% in fiscal year 2021 compared to actual fiscal year 2020 results.

▶

Operating cost savings were targeted both as a result of specific portfolio restructuring and cost savings initiatives undertaken by the Company as well aggressive deployment of the Carpenter Operating Model to increase efficiency and productivity and drive capacity enhancements.

▶

Approved spending was reduced related to certain investments in strategic areas such as commercial, research and development, and information technology in order to preserve cash flow and enhance liquidity during the pandemic.

▶	An increase in anticipated free cash flow in fiscal year 2021 resulting from improvements in working capital, primarily driven by reductions in inventory.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	49

Compensation Discussion and Analysis • Executive Stock Plan

For fiscal year 2021, the achievement targets for the Operating Income, Free Cash Flow, and Safety metrics, and actual year-end attainment adjusted as described below, were as follows:

EBCP Metrics and Attainment

Certain unplanned developments throughout the year, including the operating income and free cash flow impacts of restructuring and asset impairment charges, goodwill impairment charges, COVID-19 related costs, and non-cash LIFO decrement charges as well as the cash proceeds from the divestiture of a business, were considered by the Board’s Audit/Finance Committee to determine adjustments to a particular bonus metric attainment. These adjustments were reviewed and approved by the Committee.

The overall attainment of 127.7% for fiscal year 2021 reflects maximum attainment of free cash flow driven by exceeding expectations as a result of execution of a targeted inventory reduction program. The results also reflect the safety performance based on delivering the best TCIR on record. Operating income performance lagged target as a result of additional market headwinds as a result of COVID-19, especially in the Company’s key end-use markets of Aerospace Defense and Medical.

Executive Stock Plan

Long-Term Equity Incentives (LTI)

We use the Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Executive Stock Plan”) to provide equity compensation to NEOs and other key personnel. The Executive Stock Plan uses a combination of time-based and performance-based equity vehicles to attract and retain executives who can drive our performance and to create alignment between our executives and our stockholders. The Committee believes such awards focus executives on Carpenter Technology’s longer-term interests and strategic business decisions and encourage retention.

To determine the mix of equity vehicles for the long-term incentive program, the Committee considered current industry trends, practice among our Comparator Group, and the behaviors the awards are intended to promote. The overall mix of incentive vehicles under the Executive Stock Plan for fiscal year 2021 is shown below:

Fiscal Year 2021 NEO Target LTI Opportunities

For fiscal year 2021, the Committee relied on benchmarking and each executive’s contributions toward corporate goals to determine the following target values of incentives under the LTI program:

NEO	Total LTI Opportunity	Time-Based RSU 50% of LTI	3-Year Performance- Based RSU (Adjusted ROIC) 25% of LTI	3-Year Performance- Based RSU (Adjusted EBITDA) 25% of LTI

Tony R. Thene	$2,900,800	$1,450,400	$725,200	$725,200

Timothy Lain	$ 750,000	$ 375,000	$187,500	$187,500

James D. Dee	$ 415,000	$ 207,500	$103,750	$103,750

Joseph E. Haniford	$ 400,000	$ 200,000	$100,000	$100,000

Brian J. Malloy	$ 415,000	$ 207,500	$103,750	$103,750

50	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Stock Plan

Goals for Performance-Based RSUs

We have two types of performance-based RSUs: those tied to achievement of Adjusted ROIC goals over a three-year performance period, and those tied to achievement of Adjusted EBITDA goals over a three-year performance period. The performance-based RSUs include a Total Stockholder Return (“TSR”) modifier. The number of shares to be awarded under both Adjusted ROIC and Adjusted EBITDA measures may be modified up to 20% either positively or negatively depending on TSR performance relative to the Russell RSCC Materials & Processing Growth Index over the three-year performance period. TSR is used as a modifier to continue to promote alignment with stockholder value. The goals and attainment results for these fiscal year 2021 awards will conclude at the end of fiscal year 2023.

Before modifications approved by the Committee in fiscal year 2021, the Adjusted ROIC targets for our historical performance-based RSUs were based on the cumulative three-year Adjusted EBITDA noted below with no changes in long-term debt or capital structure. The use of Adjusted ROIC is critical to incent management to invest and manage assets to deliver the greatest return.

Before modifications approved by the Committee in fiscal year 2021, the Adjusted EBITDA targets for our historical performance-based RSUs were based on a cumulative three-year compound annual growth rate based on a bottoms-up assessment of market growth potential for each end-use market over a three-year period, which includes expected price increases, net share gains, and new product sales. The use of Adjusted EBITDA in the LTI program reinforces the importance of earnings improvement over both the mid-term and the long-term and ensures a focus on both growth and improvement.

Due to difficulties in setting three-year performance goals during the COVID-19 pandemic and the need to motivate our executives with attainable goals that will reward them when the pandemic subsides and stability returns to our industry sectors, we temporarily modified the measurement of performance-based RSUs to drive high performance and, in the process, better align executive compensation with the interests of our stockholders. Instead of measuring RSUs for fiscal years 2019, 2020 and 2021 on a three-year cumulative basis, we measure the awards one year at a time with individual years targets set at the beginning of each fiscal year and measure the average over three years for a total payout percentage. To strengthen alignment with stockholders, we have capped the performance share attainment percentage for a given three-year period at 100% for the fiscal year 2019 and fiscal year 2020 awards. We have not applied this cap to the fiscal year 2021 awards. In fiscal year 2021 and going forward, we will establish performance goals for each fiscal year balancing the significant market volatility due to COVID-19 while continuing to drive the Company’s performance.

As an example, the measurement period for fiscal year 2020 performance-based RSUs is fiscal years 2020-2022. Although the pandemic significantly impacted the fiscal year 2020 performance-based RSUs, resulting in an attainment of 0% for that particular year of the three-year performance period, we applied no adjustment to that attainment. We have, however, established the targets for fiscal years 2021 and 2022 at the beginning of each fiscal year, factoring into the analysis the impact of the pandemic. We then average the performance share attainment for fiscal years 2020, 2021, and 2022. We will apply a 100% cap to the performance share attainment average for fiscal year 2020 so that it does not exceed 100%.

The measurement period for fiscal year 2021 performance-based RSUs is fiscal years 2021-2023. Following the same approach, we set the established targets for fiscal years 2021 and 2022 at the beginning of each fiscal year, factoring into the analysis the ongoing impact of the pandemic. We will establish performance goals for fiscal year 2023 at the beginning of that fiscal year. We will then average the performance share attainment for fiscal years 2021, 2022 and 2023. The fiscal year 2021 awards have a maximum payout potential of 200% of Target.

We believe these modifications to performance-based RSUs that were made in fiscal year 2020 will allow this compensation to be calibrated more accurately to our volatile industry sector that has been impacted by the COVID-19 pandemic while still encouraging strong, focused performance within reasonably attainable levels. This is consistent with our overarching goal of rewarding executives for achieving corporate growth, aligns executive’s interests with those of stockholders, and fulfills our compensation philosophy.

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Compensation Discussion and Analysis • Executive Stock Plan

Results of the Fiscal Year 2019-2021 Program

The goals and attainment results for the three-year performance-based RSU awards granted in fiscal year 2019, with a three-year performance cycle concluding at the end of fiscal year 2021, are detailed below. As stated above, no adjustments were made to the attainment for fiscal years 2019 and 2020; however, the targets for fiscal year 2021 were established at the beginning of that fiscal year, factoring into the analysis the impact of the pandemic. In addition, actual results for fiscal year 2021 were adjusted for attainment purposes consistent with the adjustments approved for the annual EBCP. The attainment for fiscal years 2019, 2020 and 2021 was averaged to determine the attainment for the three-year performance period.

The three-year performance-based RSU metrics resulted in a payout of 77% of Target for these awards with a cycle concluding in fiscal year 2021. Each of the equity awards carries performance-based criteria, and payouts were commensurate with financial performance. We believe the performance periods are appropriate to motivate longer-term thinking while not so remote as to stagnate performance incentives in the immediate term.

Adjusted ROIC ($ in millions)		30%	50%	100%	200%	Result	Attainment	Total Attainment FY19-21
	FY19	N/A	7.1%	7.4%	7.6%	7.8%	200%	77%
	FY20	N/A	7.5%	7.9%	8.3%	4.9%	0%
	FY21	(3.3%)	(2.9%)	(2.0%)	0.0%	(3.3%)	30%

Adjusted EBITDA ($ in millions)		30%	50%	100%	200%	Result	Attainment	Total Attainment FY19-21
	FY19	N/A	$348	$356	$363	$370	200%	77%
	FY20	N/A	$368	$383	$396	$294	0%
	FY21	$23	$37	$72	$142	$24	31%

52	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Compensation Discussion and Analysis • Compensation Program Risk Assessment

Compensation Program Risk Assessment

The Committee retains an independent compensation consultant to confirm that Carpenter Technology’s compensation policies and practices do not encourage excessive or unnecessary risk taking and assess whether the executive compensation program contains a reasonable amount of risk. In its most recent review of Carpenter Technology’s compensation program, the compensation consultant concluded that it was not reasonably likely that our compensation policies and practices would have a materially adverse effect on the Company.

Consultant Analysis of Risk Concepts in Carpenter Technology Compensation Design

Compensation Element	Balanced Approach	Balance Achieved

Performance Metrics	Growth	Profitability	Compensation program does not inappropriately emphasize performance along one metric.
Returns	Stockholders’ Experience
Target Setting	Internal Perspective	External Perspective	Objectives are meaningful and appropriate. Pay outcomes make sense.
Measurement Approach	Absolute Performance	Relative Performance	Enables executive team to unite behind shared absolute goals and performance standards. Recognizes external conditions impacting industry.
Form of Compensation	Cash	Equity	Individual pay mix balances an executive’s (group’s) impact on Company results, link to stockholders’ experience, and risk/reward profile.

Annual	Long-Term

Time Horizon	Short-term (1 year)	Intermediate (2 to 4 years)	Long-term (>5 years)	Less emphasis on attaining short-term goals. Varying time horizons help mitigate risk.

Sustainable Performance

Additionally, the Committee considers the following features of our compensation program and our Company generally to be important in discouraging excessive risk:

▶	Code of Business Conduct and Ethics

We are a performance-based company and hold each other accountable to high standards of excellence in all that we do. Our Code of Business Conduct and Ethics reflects our corporate culture. The Committee believes that Carpenter Technology’s values-oriented culture is a key factor in reducing risky behavior.

▶	Performance Goals and Variable Pay Mix

We set our performance goals at levels that are high enough to encourage strong performance, but within reasonably attainable levels to discourage risky business strategies or actions. Consistent with market practices, the NEO total pay program has a heavy emphasis on long-term incentives that encourage our executives to engage in business strategies or actions that promote long-term growth over actions that may produce risky short-term outcomes. In addition, incentive awards are capped.

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Compensation Discussion and Analysis • Fiscal Year 2021 NEO Compensation

▶	Stock Ownership Guidelines

Our NEOs are required to hold substantial amounts of equity. We believe that stock ownership encourages appropriate decision-making that aligns with the long-term interests of our stockholders.

▶	Peer Group Compensation Benchmarking

Annual benchmarking of compensation program target levels ensures consistency with our peer group.

Fiscal Year 2021 NEO Compensation

Pay-for-Performance Framework

Our executive compensation program includes strong ties between pay and performance, spurring team accomplishment and attracting and retaining executives who can drive overall Company performance. Each NEO’s total compensation is targeted to the market median while actual compensation is linked to performance. Carpenter Technology’s performance-driven compensation program has maintained a strong alignment between Company performance, as measured by stockholder value creation and key financial metrics, and total direct compensation.

How our Pay Supports our Strategy

Our compensation program is one of the most powerful tools for shaping our executives’, as well as our organization’s, behavior and influencing our company performance. Our system is designed to drive performance, retain top performers, promote responsible behavior and impact our return to stockholders. Our articulated philosophy provides the ability to react to the changing circumstances of our market and serves as an asset to Carpenter Technology.

Our system promotes the type of executive behavior we need to meet our overall vision in an efficient way. It can contribute to our organizational objectives through our mix of base pay and performance pay and the specific ways we deliver these components. Our pay structure drives behavior consistent with our values and the business challenges we face in our operating environment. It recognizes our rapidly changing business environment with complex technologies and sources that differentiate us from our competitors. The pay program for our executives provides for common goals via a mix of team-based, individual, and company-wide components.

As detailed in other sections, we proactively assess and adjust our reward system to ensure that it continues to support our human resources and business strategies in the most efficient and effective way.

Individual and Company Pay-for-Performance Criteria

Our incentive programs take into account both individual and Company performance, and actual pay will fluctuate above and below target pay based upon performance.

INDIVIDUAL PERFORMANCE CRITERIA

▶   Successful execution of key strategic goals

▶   Leadership capability

▶   Individual contribution to both short- and long-term business results

▶   Ethical conduct and regulatory compliance

COMPANY PERFORMANCE METRICS ▶ Operating Income ▶ Free Cash Flow ▶ Safety ▶ Adjusted ROIC ▶ Adjusted EBITDA ▶ TSR

We believe that Carpenter Technology’s fiscal year 2021 incentive programs were aligned with our operational performance as well as our total stockholder return performance.

Compensation Decisions

Fiscal Year 2021 Base Salary Compensation Decisions

Changes to NEO base salary compensation in fiscal year 2021 consisted of the following:

▶	Mr. Thene’s base salary remained the same despite his strong performance (see explanation under “CEO Target Total Direct Compensation”).

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Compensation Discussion and Analysis • Fiscal Year 2021 NEO Compensation

▶

Mr. Lain’s base salary increased by 5.32%, based on market data, performance and a stepped increase strategy to recognize additional experience gained in the role of Senior Vice President and Chief Financial Officer.

▶

Mr. Dee’s base salary remained the same based on the Committee’s determination that it was in competitive range of the market and, with the exception of a material change of job duties, compensation increases were not recommended due to challenging market conditions resulting from the COVID-19 pandemic.

▶	Mr. Haniford’s base salary increased by 15.20% based on market data and a material change of job responsibilities when he assumed the role of Vice President – Operations effective July 1, 2020.

▶

Mr. Malloy’s base salary remained the same based on the Committee’s determination that it was within competitive range of the market and, with the exception of a material change of job duties, compensation increases were not recommended due to challenging market conditions resulting from the COVID-19 pandemic.

Fiscal Year 2021 Annual and Long-Term Incentive Decisions

Pay Element	Fiscal Year 2021 Compensation Decisions

Annual Incentives	Executive Bonus Compensation Plan resulted in attainment at 127.7% of Target incentive.

Long-Term Incentives (“LTI”)	LTI with a performance cycle concluding at the end of fiscal year 2021 resulted in attainment at 77% of Target for performance-based RSUs.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	55

Compensation Discussion and Analysis • Executive Compensation Practices

Executive Compensation Practices

Our Process

We have a rigorous review process for determining executive compensation using both internal and external resources. The various roles in our compensation process are detailed below.

Role of Compensation Committee

The Compensation Committee assists the Board of Directors in its overall responsibility for oversight of compensation matters. To that end, the Compensation Committee:

▶   reviews and approves goals and objectives relevant to compensation of the CEO, evaluates the CEO’s performance in light of those goals and objectives, and sets the CEO’s compensation level based on such evaluation;

▶   reviews and approves corporate goals, objectives and awards relevant to compensation of the NEOs;

▶   administers Carpenter Technology’s incentive compensation programs and plans;

▶   reviews benchmarking and pay recommendations from the outside compensation consultant(s);

▶   approves compensation plans and related targets for any management-proposed changes in benefits or perquisites;

▶   oversees activities relative to incentive stock plans; and

▶   ensures executive compensation programs are properly coordinated and achieving their intended purpose.

In addition, the Compensation Committee reviews our compensation programs to ensure they do not incorporate practices that would encourage excessive risk.

Role of the Full Board

While the Compensation Committee has the authority to make all decisions concerning executive compensation, it actively seeks input from and frequently discusses executive compensation matters with the full Board. The Board determines what drives long-term performance, and the Compensation Committee considers input from the Board in linking performance to compensation.

The Compensation Committee considers input from all directors, each of whom has a variety of experience and expertise, and from time-to-time will seek out those with expertise in the industry when determining what will drive long-term high performance or what might encourage excessive risk-taking. The Compensation Committee may consult with one or more directors with particular expertise in certain areas when considering an executive’s performance (i.e., consult with Audit/Finance Committee members when considering CFO performance).

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Compensation Discussion and Analysis • Executive Compensation Practices

Role of Management

As part of its decision-making process, the Compensation Committee invites and considers the input of certain officers (but not with respect to such officer’s own compensation), including the CEO, General Counsel, and Chief Human Resources Officer, particularly about how specific metrics and goals might drive high performance without encouraging undue risk-taking, or in negotiating compensation packages with prospective executives other than the CEO.

The Compensation Committee also considers input from the CEO as to the performance of other executives and other executives’ contributions to overall performance. At times, the Compensation Committee may request that senior management obtain information on its behalf to assist with decision-making relating to the compensation program. Pursuant to the Compensation Committee’s charter, it may also delegate authority to members of management in appropriate circumstances.

In formulating recommendations, management reviews information from a variety of sources, including input provided by outside compensation consultants. During fiscal year 2021, Willis Towers Watson served as management’s outside compensation consultant. In this capacity, Willis Towers Watson provided market data and other information, including a pay level assessment for senior executives and a review of incentive plan design practices (overall approach, competitive target levels, and share utilization).

Roles of Compensation Consultants

The Compensation Committee engaged Korn Ferry, an independent compensation consulting firm, to provide the following services relating to fiscal year 2021 compensation determinations:

▶   conduct a competitive assessment of our compensation program for the NEOs;

▶   make NEO compensation recommendations;

▶   update and review peer group member companies;

▶   conduct the annual risk assessment for our compensation programs and provide advice and information on compensation trends and regulatory developments in the market;

▶   analyze impact of the COVID-19 pandemic on executive compensation strategy; and

▶   provide ongoing advice as needed to the Compensation Committee, including guidance on our CEO compensation package.

Compensation Consultants

For fiscal year 2021 executive compensation determinations, the Committee engaged Korn Ferry (“KF”), an outside compensation consulting firm, to conduct a competitive assessment of our executive compensation program for the NEOs and to make recommendations for the Committee’s review and approval. KF updated and reviewed peer group member companies and provided ongoing advice as needed to the Committee, including guidance on our CEO compensation package and our executive compensation program for the NEOs for fiscal year 2021. KF was also engaged to conduct an annual risk assessment of Carpenter Technology’s compensation programs. A representative from the outside compensation consulting firm also regularly attends Committee meetings to provide advice and guidance on Carpenter Technology’s executive compensation program. The Committee’s decision to engage KF in fiscal year 2021 was not made or recommended by management.

The Committee and management believe that there was no conflict of interest between Carpenter Technology and KF during fiscal year 2021. In reaching this conclusion, the Committee and management considered the factors set forth by the SEC and NYSE regarding compensation advisor independence. Specifically, the Committee analyzed whether the work of KF as compensation consultant raised any conflict of interest, taking into consideration the following factors:

▶	Whether the consultant provides other services to Carpenter Technology;

▶	The amount of fees Carpenter Technology paid to the consultant as a percentage of the consultant’s total revenue;

▶	The policies and procedures of the consultant that are designed to prevent conflicts of interest;

▶	Any business or personal relationship of the consultant or its individual compensation advisors with an executive officer of the Company;

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	57

Compensation Discussion and Analysis • Executive Compensation Practices

▶	Any business or personal relationship of the individual compensation advisors with any member of the Committee; and

▶	Any Carpenter Technology stock owned by the consultant or its individual compensation advisors.

Additionally, Willis Towers Watson an outside compensation consulting firm, was engaged by management to provide compensation market data, CEO pay ratio analyses and other information, including a pay level assessment for senior executives and a review of the stock plan and incentive plan design practices (overall approach, competitive target levels, and share utilization). This information was made available to the Committee.

How We Benchmark Compensation

In developing competitive compensation recommendations with respect to the NEOs, KF established a benchmark match for each position based on a broad perspective of the relevant market and detailed competitive survey data and proxy disclosures of peer companies, for each of the following elements of compensation:

▶	Base salary;

▶	Annual cash incentive;

▶	Total cash compensation;

▶	Long-term incentives; and

▶	Total direct compensation.

The Committee accepted the consultants’ recommendation to use a comparator group for competitive compensation analysis that consists of fifteen public companies that manufacture and sell specialty metals and related products and that draw upon similar executive talent (the “Comparator Group”). The Comparator Group for fiscal year 2021 consisted of the public companies shown below. These companies operate in various parts of the world and have a median revenue of $1,754 million (compared to Carpenter Technology’s fiscal year 2021 revenue of $1,476 million).

Comparator Group

These companies were selected for inclusion in the Comparator Group based on industry, size, and US-based headquarters, with a particular focus on companies with which Carpenter Technology competes for executive talent, customers, or investor capital.

($ in millions)
Company Name	Revenue(1)	Market Cap as of June 30, 2021
Avient Corporation	$ 4,319	$ 4,488
The Timken Company	$ 3,875	$ 6,124
Valmont Industries, Inc.(2)	$ 3,202	$ 5,016
Cabot Corporation	$ 3,164	$ 3,224
Allegheny Technologies Incorporated	$ 2,565	$ 2,652
W. R. Grace & Co.	$ 1,859	$ 4,579
Kennametal Inc.	$ 1,841	$ 3,003
Minerals Technologies Inc.(3)	$ 1,754	$ 2,654
Century Aluminum Company	$ 1,630	$ 1,161
Kaiser Aluminum Corporation	$ 1,593	$ 1,947
SunCoke Energy, Inc.	$ 1,337	$ 592
Materion Corporation(4)	$ 1,253	$ 1,537
Hexcel Corporation	$ 1,213	$ 5,227
Barnes Group Inc.	$ 1,181	$ 2,596
Haynes International, Inc.	$ 322	$ 443
Carpenter Technology Corp.	$ 1,476	$ 1,932

(1)	Reflects revenue for the period July 1, 2020, through June 30, 2021, except where noted otherwise.
(2)	Reflects revenue for the period June 27, 2020, through June 26, 2021.
(3)	Reflects revenue for the period April 5, 2020, through April 4, 2021.
(4)	Reflects revenue for the period April 3, 2020 through April 2, 2021.

58	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Compensation Practices

Peer Group for Fiscal Year 2021

Our peer group consisted of 15 companies who accurately reflect Carpenter Technology’s specialty metals business.

Individual Performance Criteria

While the Committee uses benchmark data as a reference point, it is not the sole determining factor in making our executive compensation decisions. The Committee also considers each individual’s performance and importance to the organization.

Our individual performance criteria include:

▶	Successful execution of key strategic goals;

▶	Leadership capability;

▶	Contribution to both short- and long-term business results; and

▶	Ethical conduct and regulatory compliance.

The market data is used primarily to ensure that, in totality, our executive compensation program is competitive when the Company achieves targeted performance levels.

Equity Ownership Guidelines

Equity awards earned through Carpenter Technology’s long-term incentive program help NEOs and other executives meet the Company’s equity ownership guidelines. These guidelines require that Corporate Vice Presidents and above hold specific values of equity, expressed as a multiple of the executive’s base salary. Holdings may consist of either earned restricted or unrestricted stock or stock units, including shares held in retirement accounts. There is a five-year phase-in period after a NEO is elected for satisfying the minimum equity holding requirements. As of June 30, 2021, all NEOs were in compliance with the guidelines by either meeting their respective multiple or on track in the stated phase-in period. The Committee, with the input of outside consultants, reviews these requirements regularly and continues to believe these levels are competitive with the market.

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Compensation Discussion and Analysis • Executive Compensation Practices

Hedging/Pledging Policy

Executive officers (including NEOs) and directors are prohibited from hedging their ownership of Carpenter Technology stock, including short sales (a sale of securities that are not then owned) of Carpenter Technology securities, “a sale against the box” (a sale with delayed delivery of the Carpenter Technology securities), and the purchase of financial instruments (such as prepaid variable forward contracts, collars, equity swaps and exchange funds) that are designed to hedge or offset any decrease in the market value of Carpenter Technology stock. In addition, no NEO or director may trade in “puts” or “calls” (publicly-traded options to sell or buy stock) in Carpenter Technology securities or pledge Company stock as collateral for a loan.

Clawback Policy

We have a clawback policy that applies to both annual cash bonuses and short- and long-term cash incentives, as well as equity awards for NEOs and other senior executives. Our clawback policy permits the Company to recover such compensation in the event of a restatement of financial results due to material noncompliance with financial reporting requirements and the executive’s fraudulent behavior, material misrepresentation or willful misconduct caused or contributed to false or incorrect financial reporting which resulted in the restatement.

Minimal Perquisites

We provide a limited number of perquisites and other personal benefits to NEOs, which we believe are reasonable and consistent with market practices. Carpenter Technology believes each perquisite offered also provides a benefit to the Company as noted below:

▶	Annual tax preparation fees up to $1,500 and annual financial planning and tax planning expenses up to $8,500 encourage NEOs to keep up to date and in compliance with complex regulations;

▶	Annual medical examination up to $7,500 for NEOs to encourage proactive health management;

▶	Individual disability income protection plan;

▶	Employment relocation expenses to reduce the administrative burden of relocation in order to encourage new executives to focus on their job with us as soon as possible; and

▶	Parking fees at our Philadelphia headquarters.

Carpenter Technology believes these items are advantageous to our Company and our stockholders, and they keep executives focused on the legitimate interests of the business.

Carpenter Technology 401(k) Retirement Plans and Deferred Compensation Plan

Carpenter Technology employees and certain affiliates are eligible to participate in the Carpenter Technology Corporation 401(k) Retirement Plan (“Retirement Plan”), a tax-qualified profit-sharing plan. We also maintain a retirement plan for employees of Amega West Services LLC (a former wholly-owned subsidiary whose business assets were sold effective September 30, 2020), and a retirement plan for collectively bargained employees of Latrobe Steel Company (a wholly-owned subsidiary).

Pursuant to the Retirement Plan, credits are made to the account of every eligible participant annually with an employer contribution of 3% of base salary and an employer matching contribution of up to 6% (subject to Internal Revenue Service (IRS) limits on the maximum compensation that may be taken into account for this purpose). Eligible participants may contribute up to 100% of base salary to their individual accounts (subject to the same IRS limit on maximum compensation that can be taken into account for such purposes).

Participant contributions cannot exceed $19,500 in calendar year 2021. If the participant is or becomes age 50 or older during calendar year 2021, such limit is $26,000. The plans allow for immediate participation by all eligible employees and immediate vesting of all contributions.

As further described in the “Tax-Qualified Defined Contribution Pension Plans” section of this Proxy, if the Company’s contribution to a retirement plan for any executive is limited under the Code, the executive will receive any lost contributions under the Company’s deferred compensation plan discussed immediately below.

60	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Compensation Practices

Carpenter Technology sponsors a non-qualified, deferred compensation plan for executives, including NEOs, to supplement these tax-qualified retirement plans. If the Company’s contribution to a retirement plan for any executive is limited under the Code, the executive will receive any lost contributions under this deferred compensation plan. Executives, including NEOs, may annually defer up to 35% of their base pay and up to 100% of their cash incentive payout. Executives are fully vested in all amounts deferred under this plan, including any Company contributions. These sums are deliverable to the executive either on a date selected by the participant or upon the occurrence of a specified event.

Health Benefits and Disability Insurance

Carpenter Technology currently provides its executive officers with the same health and disability insurance plans offered to all employees. In addition, each of our NEOs is entitled to participate in an individual disability income protection plan, the premiums of which are paid by Carpenter Technology. Carpenter Technology also encourages each NEO to have a periodic physical examination, and reimburses executives for certain additional out-of-pocket health costs associated with those exams that are not covered by insurance. This reimbursement is tax deductible to the Company.

Severance and Employment Arrangements

Carpenter Technology maintains an executive severance plan to address certain terminations in the absence of a change in control. In addition, the Company also maintains a change-in-control severance plan, which provides certain payments and benefits in the event of a termination of employment in connection with a change in control. These plans are discussed in more detail in the “Potential Payments Upon Termination of Employment” section of this Proxy.

Retirement and Post-Employment Benefits

We believe retirement plans and other post-employment benefits serve to attract and retain talented personnel generally, but they should not be a significant part of the overall compensation program. Ours are largely legacy programs closed to new participants.

The General Retirement Plan for Employees of Carpenter Technology Corporation (“GRP”) is a tax-qualified plan that generally provides retirement benefits to employees at age 65 (with five years of service), from age 55 (with ten years of service), or at any age with 30 years of service. For most employees these benefits are based on either:

▶	A fixed monthly rate for each year of service; or

▶	The sum of

•	the employee’s highest average annual earnings multiplied by 1.3% for each of the first 20 years of service, and

•	the employee’s highest average annual earnings multiplied by 1.4% for each year of service over 20.

This average is calculated from the highest five annual periods (within the last 20 years) ending on the earlier of the date of termination or the plan freeze. For purposes of this calculation, “earnings” generally includes salary, bonuses and other cash compensation.

The GRP was closed to new hires and rehires effective January 1, 2012, and therefore does not apply to Messrs. Haniford, Malloy and Thene. Benefits under the GRP, including Messrs. Dee’s and Lain’s benefits, were frozen as of December 31, 2016.

Carpenter Technology has a restoration plan for those participants whose benefits under the GRP are reduced by limitations under the Code.

▶

The Benefits Restoration Plan (“BRP”) restores any benefits lost due to Code limitations on compensation and annual benefit limits under the GRP that may be considered in the calculation of benefits under the GRP.

In general, benefits under these plans were subject to the same administrative rules as the GRP.

Effective December 31, 2016, all benefit and service accruals were frozen for all BRP participants.

The Health Protection Account (“HPA”) provides retiree medical benefits for certain employees, including NEOs, who are eligible to receive an immediate retirement benefit from the GRP upon termination of employment. The

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Compensation Discussion and Analysis • Tax Policies

benefits are equal to monthly credits that participants can use to pay for qualified medical expenses. The monthly credits are determined at retirement by multiplying a participant’s “earned percentage” by the applicable premiums for the Carpenter Technology sponsored retiree medical plan in the year of retirement, and vary before and after the age at which a participant or the participant’s dependents are eligible for Medicare. Monthly credits are capped at $528 per month pre-Medicare and $338 per month post-Medicare for single coverage, and at $922 per month pre-Medicare and $593 per month post-Medicare for family coverage. The earned percentage is equal to 3% per year of continuous service, but not less than 50% nor more than 90% of the cap. The HPA was closed to new hires effective January 1, 2012, and therefore does not apply to Messrs. Haniford, Malloy and Thene.

Carpenter Technology also provides retiree life insurance benefits for some employees, including NEOs, who are eligible to receive an immediate retirement benefit from the GRP upon termination of employment. The face amount of the retiree life insurance benefit is equal to $5,000.

Benefits for NEOs under the above plans are discussed in detail in the “Executive Compensation” section of this Proxy Statement.

Tax Policies

To the extent the aggregate compensation subject to Code Section 162(m) paid to any NEO exceeds $1 million, it is not deductible by Carpenter Technology for federal income tax purposes unless it is grandfathered under the definition of “performance-based” compensation within the transitional provisions of Code Section 162(m) as amended by The Tax Cuts and Jobs Act of 2017 (the “Act”). The Act was enacted on December 22, 2017, and included changes to certain provisions of Code Section 162(m), including expanding the executives covered by the limitation to include the principal financial officer, as well as executives covered by the limitation in prior periods. Stock option awards granted under the Executive Stock Plan on or before November 2, 2017 are treated as grandfathered and continue to constitute performance-based compensation excepted from the $1 million deduction limitation. With the exception of stock option awards, other awards issued under the Executive Stock Plan before November 2, 2017 may not meet the grandfathering requirements because they are subject to reduction by the Committee. The tax laws do not require that all incentive compensation be deductible, and after considering the potential impact of the application of Code Section 162(m), the Committee may determine to provide compensation to executive officers that may not be tax deductible if it believes that providing that compensation is in the best interests of the Company and its stockholders.

62	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Executive Compensation

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Executive Compensation • Summary Compensation Table

Summary Compensation Table

The following table contains information concerning the compensation accrued or paid by Carpenter Technology for services rendered during the fiscal years that ended June 30, 2021, 2020 and 2019, by Carpenter Technology’s CEO, CFO and each of the other NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thene, Tony R.	2021	$880,131	$0	$2,900,812	$0	$1,123,927	$ 0	$114,520	$5,019,390
President and Chief Executive Officer	2020	$897,388	$0	$2,320,665	$580,170	$ 179,478	$ 0	$153,129	$4,130,830
	2019	$891,356	$0	$2,240,074	$560,008	$ 901,161	$ 0	$157,087	$4,749,686

Lain, Timothy	2021	$440,942	$0	$750,034	$0	$ 366,004	$ 2,981	$ 42,427	$1,602,388
Sr. Vice President and Chief Financial Officer	2020	$424,615	$0	$400,083	$100,003	$ 55,200	$49,986	$ 45,314	$1,075,201
	2019	$366,399	$0	$320,198	$80,025	$ 203,736	$50,044	$ 40,568	$1,060,970

Dee, James D.	2021	$417,853	$0	$415,022	$0	$ 293,479	$ 0	$ 57,669	$1,184,023
Sr. Vice President, General Counsel and Secretary	2020	$426,046	$0	$332,078	$83,011	$ 46,865	$59,831	$ 59,715	$1,007,546
	2019	$423,183	$0	$320,044	$80,007	$ 235,310	$64,039	$ 50,071	$1,172,654

Haniford, Joseph E.	2021	$411,635	$0	$400,036	$0	$ 341,678	$ 0	$ 52,943	$1,206,292
Sr. Vice President of Continuous Improvement	2020	$375,000	$0	$220,076	$30,009	$ 41,250	$ 0	$ 64,472	$730,807
	2019	$379,385	$0	$120,120	$30,012	$ 210,957	$ 0	$ 64,514	$804,988

Malloy, Brian J.	2021	$423,692	$0	$415,022	$0	$ 351,686	$ 0	$ 44,764	$1,235,164
Sr. Vice President and Chief Commercial Officer	2020	$432,000	$0	$332,078	$83,011	$ 47,520	$ 0	$ 58,072	$952,681
	2019	$424,616	$0	$320,044	$80,007	$ 236,107	$ 0	$ 46,968	$1,107,742

(1)

The grant date fair value of stock awards granted to our NEOs in fiscal year 2021 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. The amounts were computed using the same assumptions used for financial statement reporting purposes described in Note 16 to the financial statements contained in Carpenter Technology’s 2021 Annual Report on Form 10-K.

The values shown include annual time-based restricted stock unit awards and three-year performance-based stock unit award opportunities. For the performance-based stock unit awards, the values in column (e) represent the probable award value on the grant date, which has been determined as if the relevant performance goals were achieved at target. The maximum values of the performance-based stock unit awards (200% of target) on the grant date were:

Fiscal Year 2021
Name	3 Year Maximum
Thene, Tony R.	$2,900,812
Lain, Timothy	$750,055
Dee, James D.	$415,022
Haniford, Joseph E.	$400,036
Malloy, Brian J.	$415,022

The Compensation Committee subsequently modified the fiscal year 2019 and fiscal year 2020 performance-based awards, including a capped 100% maximum target payout due to unplanned extraordinary events, including the impact of the COVID-19 pandemic. Actual attainment for these awards will be determined at the end of fiscal year 2022 for the fiscal year 2020 performance-based awards and the end of fiscal year 2023 for the fiscal year 2021 performance-based awards.

(2)	No stock options were granted to our NEOs in fiscal year 2021.

(3)

Shows the aggregate change in the actuarial present value of accumulated benefits under all defined benefit plans (including non-qualified plans) from July 1 to June 30 of fiscal years 2021, 2020, and 2019. For Mr. Dee, the actual decline in value from 2020 to 2021 was $18,633. The amounts were computed using the same assumptions used for financial statement reporting purposes described in Note 12 to the financial statements contained in Carpenter Technology’s 2021 Annual Report on Form 10-K. Amounts paid under the plans use assumptions contained in the plans and may be different from those used for financial reporting purposes.

(4)	The amounts shown in this column for fiscal year 2021 are broken down in detail in the “All Other Compensation Table” below.

64	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Executive Compensation • All Other Compensation Table

All Other Compensation Table

The following table contains details for the values set forth in the Summary Compensation Table Column (i) for all other compensation accrued or paid by Carpenter Technology to the CEO, CFO and each of the other NEOs for the fiscal year ended June 30, 2021.

Name	Year	Perquisites and Other Personal Benefits ($)		Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Dividend Equivalents on Restricted Stock Units (1) ($)	Total ($)

Thene, Tony R.	2021	$8,500		$47,899	$43,804	$14,317	$114,520
President and Chief Executive Officer

Lain, Timothy	2021	$1,308		$8,965	$29,709	$2,445	$42,427
Sr. Vice President and Chief Financial Officer

Dee, James D.	2021	$11,557	(2)	$15,717	$28,348	$2,047	$57,669
Sr. Vice President, General Counsel and Secretary

Haniford, Joseph E.	2021	$3,223		$19,214	$29,759	$747	$52,943
Sr. Vice President of Continuous Improvement

Malloy, Brian J.	2021	$1,308		$12,595	$28,814	$2,047	$44,764
Sr. Vice President and Chief Commercial Officer

(1)

Cash dividend equivalents are paid on time-based RSU awards granted prior to October 8, 2019, and will only be paid upon satisfaction of the terms and conditions applicable to the underlying RSUs on time-based awards granted on or after October 8, 2019.

(2)	This amount represents reimbursement for financial planning/tax services, medical examination and parking at our Philadelphia headquarters.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	65

Executive Compensation • Fiscal Year 2021 Grants of Plan-Based Awards Table

Fiscal Year 2021 Grants of Plan-Based Awards Table

The following table contains information about fiscal year 2021 plan-based awards to NEOs under the Company’s equity and non-equity incentive plans, which are the Executive Bonus Compensation Plan (“EBCP”) and Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Executive Stock Plan”) described in the CD&A section of this Proxy Statement.

Name (a)	Grant Date (b)	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($ / Sh) (k)	Grant Date Fair Value of Stock and Option Awards(2) ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Thene, Tony R.	08/17/20	07/22/20	$281,642	$880,131	$1,760,262
President	08/17/20	07/22/20				19,627	65,422	130,844	(3)					$1,450,406
and Chief Executive Officer	08/17/20	07/22/20								65,422				$1,450,406
											0	(4)	$0	$0

Lain, Timothy	08/17/20	07/22/20	$ 91,716	$286,613	$ 573,226
Sr. Vice President	08/17/20	07/22/20				5,075	16,916	33,832	(3)					$375,028
and Chief Financial Officer	08/17/20	07/22/20								16,915				$375,006
											0	(4)	$0	$0

Dee, James D.	08/17/20	07/22/20	$ 73,542	$229,819	$ 459,638
Sr. Vice President, General	08/17/20	07/22/20				2,808	9,360	18,720	(3)					$207,511
Counsel and Secretary	08/17/20	07/22/20								9,360				$207,511
											0	(4)	$0	$0

Haniford, Joseph	08/17/20	07/22/20	$ 85,620	$267,563	$ 535,126
Sr. Vice President	08/17/20	07/22/20				2,707	9,022	18,044	(3)					$200,018
of Continuous Improvement	08/17/20	07/22/20								9,022				$200,018
											0	(4)	$0	$0

Malloy, Brian J.	08/17/20	07/22/20	$ 88,128	$275,400	$ 550,800
Sr. Vice President	08/17/20	07/22/20				2,808	9,360	18,720	(3)					$207,511
and Chief Commercial Officer	08/17/20	07/22/20								9,360				$207,511
											0	(4)	$0	$0

(1)

Represents target bonus opportunity established by the Board under the EBCP for a one-year performance period beginning July 1, 2020 and ending June 30, 2021. The threshold is equal to 32% of target (based on a weighted average of 30% of target for financial metrics and 50% of target for non-financial metrics), and the maximum is equal to 200% of target. For amounts of the actual awards, please see the Summary Compensation Table.

(2)

The grant date fair value of stock awards granted to our NEOs in fiscal year 2021 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. The grant date fair value of the equity incentive awards was determined based on the probable outcome at the time of grant.

(3)

Represents target equity opportunity established by the Board for a three-year performance period beginning July 1, 2020, and ending June 30, 2023. The threshold is equal to 30% of target, and the maximum is equal to 200% of target..

(4)	No stock options were granted to our NEOs in fiscal year 2021.

66	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Executive Compensation • Outstanding Equity Awards at End of Fiscal Year 2021 Table

Outstanding Equity Awards at End of Fiscal Year 2021 Table

The following table contains information about outstanding equity awards held by the NEOs at the end of fiscal year 2021.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Name	Exercisable	Unexercisable
Thene, Tony R.	8,479	0		0	$52.41	07/30/23	83,318	$3,351,050	98,289	$3,953,184
President	10,524	0		0	$53.95	08/01/24
and Chief Executive Officer	19,446	0		0	$36.82	08/03/25
	64,660	0		0	$39.02	08/01/26
	225,273	0		0	$39.02	08/01/26
	61,650	0		0	$40.43	07/31/27
	19,954	9,976	(4)	0	$58.94	08/06/28
	14,500	29,000	(5)	0	$44.13	08/15/29
Lain, Timothy	225	0		0	$56.52	07/28/21	19,864	$798,930	22,582	$908,248
Sr. Vice President	252	0		0	$48.85	08/27/22
and Chief Financial Officer	1,212	0		0	$52.41	07/30/23
	2,255	0		0	$53.95	08/01/24
	6,630	0		0	$36.82	08/03/25
	3,811	0		0	$39.02	08/01/26
	34,097	0		0	$39.02	08/01/26
	3,303	0		0	$40.43	07/31/27
	1,070	534	(4)	0	$58.94	08/06/28
	1,818	909	(6)	0	$58.23	09/14/28
	2,500	4,998	(5)	0	$44.13	08/15/29
Dee, James D.	3,144	0		0	$56.52	07/28/21	11,919	$479,382	14,063	$565,614
Sr. Vice President, General Counsel and Secretary	3,596	0		0	$47.86	07/31/22
	3,392	0		0	$52.41	07/30/23
	4,210	0		0	$53.95	08/01/24
	8,751	0		0	$36.82	08/03/25
	9,238	0		0	$39.02	08/01/26
	61,938	0		0	$39.02	08/01/26
	8,808	0		0	$40.43	07/31/27
	2,851	1,425	(4)	0	$58.94	08/06/28
	2,075	4,149	(5)	0	$44.13	08/15/29
Haniford, Joseph E.	4,419	0		0	$36.82	08/03/25
Sr. Vice President	9,237	0		0	$39.02	08/01/26	9,956	$400,430	10,722	$431,239
of Continuous Improvement	85,777	0		0	$39.02	08/01/26
	13,211	0		0	$40.43	07/31/27
	1,070	534	(4)	0	$58.94	08/06/28
	750	1,500	(5)	0	$44.13	08/15/29
Malloy, Brian J.	6630	0		0	$36.82	08/03/25	11,919	$479,382	14,063	$565,614
Sr. Vice President and Chief Commercial Officer	5774	0		0	$39.02	08/01/26
	56981	0		0	$39.02	08/01/26
	5,505	0		0	$40.43	07/31/27
	2,851	1,425	(4)	0	$58.94	08/06/28
	2,075	4,149	(5)	0	$44.13	08/15/29

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	67

Executive Compensation • Outstanding Equity Awards at End of Fiscal Year 2021 Table

(1)	The table in this footnote provides specific information about the grant and vesting dates for outstanding shares reflected in the above table.

Named Executive	# of Shares Granted	Grant Date	Vest Date	Percentage Vesting

Thene, Tony R.	4,750	08/06/18	08/06/21	100%
	6,573	08/15/19	08/15/21	100%
	6,573	08/15/19	08/15/22	100%
	21,808	08/17/20	08/17/21	100%
	21,807	08/17/20	08/17/22	100%
	21,807	08/17/20	08/17/23	100%
Lain, Timothy	254	08/06/18	08/06/21	100%
	429	09/14/18	09/14/21	100%
	1,133	08/15/19	08/15/21	100%
	1,133	08/15/19	08/15/22	100%
	5,639	08/17/20	08/17/21	100%
	5,638	08/17/20	08/17/22	100%
	5,638	08/17/20	08/17/23	100%
Dee, James D.	678	08/06/18	08/06/21	100%
	941	08/15/19	08/15/21	100%
	940	08/15/19	08/15/22	100%
	3,120	08/17/20	08/17/21	100%
	3,120	08/17/20	08/17/22	100%
	3,120	08/17/20	08/17/23	100%
Haniford, Joseph E.	254	08/06/18	08/06/21	100%
	340	08/15/19	08/15/21	100%
	340	08/15/19	08/15/22	100%
	3,008	08/17/20	08/17/21	100%
	3,007	08/17/20	08/17/22	100%
	3,007	08/17/20	08/17/23	100%
Malloy, Brian J.	678	08/06/18	08/06/21	100%
	941	08/15/19	08/15/21	100%
	940	08/15/19	08/15/22	100%
	3,120	08/17/20	08/17/21	100%
	3,120	08/17/20	08/17/22	100%
	3,120	08/17/20	08/17/23	100%

(2)	Market value is based on the June 30, 2021, closing price of the Company’s common stock ($40.22).

(3)

Represents the target opportunity established by the Board for three-year performance awards granted during fiscal years 2020 and 2021, based on projected attainment percentages on the last day of fiscal year 2021. The actual number of shares earned, if any, will be determined at the end of the applicable performance period. The threshold for these awards is 30% of target; the maximum for fiscal year 2020 awards is 100% of target as a result of modifications approved by the Compensation Committee, including reducing the maximum opportunity from 200% of target to a capped 100% of target payout opportunity; and the maximum for fiscal year 2021 awards is 200% of target.

The table in this footnote provides details for the performance-based stock awards reflected in the above table.

Named Executive	Fiscal Year	Number of Unearned Shares	Vest Date	Percentage

Thene, Tony R.	2020	32,867	06/30/22	100%
	2021	65,422	06/30/23	100%

Lain, Timothy	2020	5,666	06/30/22	100%
	2021	16,916	06/30/23	100%

Dee, James D.	2020	4,703	06/30/22	100%
	2021	9,360	06/30/23	100%

Haniford, Joseph E.	2020	1,700	06/30/22	100%
	2021	9,022	06/30/23	100%

Malloy, Brian J.	2020	4,703	06/30/22	100%
	2021	9,360	06/30/23	100%

68	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Executive Compensation • Outstanding Equity Awards at End of Fiscal Year 2021 Table

(4)	Stock options granted on August 6, 2018; one-third vested on each of August 6, 2019 and 2020, and one-third will vest on August 6, 2021.

(5)	Stock options granted on August 15, 2019; one-third vested on August 15, 2020, and one-third will vest on each of August 15, 2021 and 2022.

(6)	Stock options granted on September 14, 2018; one-third vested on each of September 14, 2019 and 2020, and one-third will vest on September 14, 2021.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	69

Executive Compensation • Fiscal Year 2021 Option Exercises and Stock Vested Table

Fiscal Year 2021 Option Exercises and Stock Vested Table

The following table contains information about options exercised by, and stock vested for the benefit of, NEOs during fiscal year 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thene, Tony R.	0	$0	46,930	$1,348,109
President
and Chief Executive Officer

Lain, Timothy	0	$0	5,381	$162,005
Sr. Vice President
and Chief Financial Officer

Dee, James D.	0	$0	6,675	$191,948
Sr. Vice President, General
Counsel and Secretary

Haniford, Joseph E.	0	$0	7,554	$184,863
Sr. Vice President
of Continuous Improvement

Malloy, Brian J.	0	$0	5,780	$171,936
Sr. Vice President
and Chief Commercial Officer

70	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Executive Compensation • Pension Benefits Table

Pension Benefits

Carpenter Technology maintains several pension and related benefit plans in which only Messrs. Dee and Lain are eligible to participate. These plans are described after the footnotes to the Pension Benefits Table. Messrs. Thene, Haniford and Malloy are not participants in Carpenter Technology’s pension and related benefit plans.

The following table contains information about the value of accumulated benefits and number of years of credited service under each of the defined benefit pension plans and supplemental executive retirement plans available to Messrs. Dee and Lain at the end of fiscal year 2021, based upon assumed retirement dates and the satisfaction of other applicable eligibility criteria.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)

Lain, Timothy	General Retirement Plan (GRP)(2)	9.58	$299,776	$0
Sr. Vice President	Benefits Restoration Plan (BRP)(3)	9.58	$10,126	$0
and Chief Financial Officer

Dee, James D.	General Retirement Plan (GRP)(2)	6.33	$317,161	$0
Sr. Vice President, General	Benefits Restoration Plan (BRP)(3)	6.33	$286,100	$0
Counsel and Secretary

(1)

Present Value of Accumulated Benefit. The amounts in this column are actuarial present values of the applicable plan accumulated benefits using the same assumptions used for financial statement reporting purposes described in Note 12 to the financial statements contained in Carpenter Technology’s 2021 Annual Report on Form 10-K and further assuming that the NEO retires on his earliest possible retirement date. The projected ages of Messrs. Dee and Lain at their earliest retirement date is 60 and 55, respectively. Assumptions regarding the value of survivor benefits are that 85% of executives are married and wives are two years younger than husbands. Though all amounts in this column are presented as lump sum present values, only the benefit payable under the GRP is actually payable in the form of a lump sum, and only when the executive is eligible for a monthly GRP annuity in the month following separation.

(2)

The GRP is a tax-qualified defined benefit pension plan provided to a broad group of employees. It is described in greater detail in the section titled “Tax- Qualified Defined Benefit Pension Plans.” The GRP was closed to new hires and rehires effective January 1, 2012, and frozen on December 31, 2016.

(3)

The BRP of Carpenter Technology Corporation restores benefits not paid under the GRP because of (a) limitations on the amount of compensation that may be considered under a tax-qualified plan, (b) limitations on the annual benefit that may be paid under tax-qualified plans, or (c) the application of section 415 of the Internal Revenue Code. Effective December 31, 2016, all benefit and service accruals were frozen for all BRP participants.

Benefits under the applicable plan or plans are generally paid in the form of an annuity.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	71

Executive Compensation • Tax-Qualified Defined Benefit Pension Plans

Tax-Qualified Defined Benefit Pension Plans

Participation

During fiscal year 2021, Messrs. Dee and Lain were the only NEOs eligible to participate in the GRP. The GRP was closed to new hires and rehires effective January 1, 2012, and therefore does not apply to Messrs. Haniford, Malloy and Thene.

GRP Calculation

Retirement benefits pursuant to the GRP are calculated using a formula that considers a participant’s years of credited service and average compensation during the five highest 12-month calculation periods that occurred during the last 240 full calendar months of employment. Average compensation includes cash bonuses and excludes income attributable to equity-based compensation. These retirement benefits are subject to certain limitations under the Internal Revenue Code relating to the maximum amount of compensation that may be taken into account under a tax-qualified plan and the maximum annual benefit that may be paid to any participant by such a plan.

Effective December 31, 2016, Carpenter Technology froze the GRP for benefit and service accrual. Compensation earned and employment after that date will not count toward determining a participant’s pension benefit, but will continue to count toward determining eligibility for early or normal retirement.

GRP Payment

All payments to a participant or any beneficiary pursuant to the GRP are conditioned upon the circumstances surrounding the participant’s separation from employment, which dictate (a) whether the participant is entitled to an annuity payable beginning in the month immediately following separation (an “immediate annuity”) or an annuity payable beginning at a later date (a “deferred annuity”), and (b) whether an immediate annuity, if applicable, will be reduced to account for the participant’s age at the commencement of the annuity. An unreduced immediate annuity is referred to as a “full pension.”

Full Pension: A participant is entitled to a full pension if separation from employment occurs:

▶	At or after age 65 with at least five years of service;

▶	At any age with at least 30 years of service; or

▶	At age 62 with at least ten years of service.

A full pension is also available based upon permanent disability if the participant has provided at least 15 years of service to the Company, or where the participant’s age plus service equals one of the following totals:

Employee’s Age	Employee’s Service	Age + Service =

Under 55	At least 20 years	65 but not 80

Under 55	At least 15 years	At least 80

55 but not 62	At least 15 years	At least 70

Early Pension (payable immediately with age discount): Early retirement is available at age 55 after at least ten years of service (with the benefit amount otherwise payable at age 65 discounted to account for the time during which benefits are paid before the participant reaches age 62), or at age 60 after at least five years of service (with the benefit amount otherwise payable at age 65 discounted for the time during which benefits are paid before the participant reaches age 65).

Deferred Vested Pension: A participant with a vested pension who separates from service without being eligible for an immediate annuity is entitled to receive a deferred annuity that is generally payable without discount at age 65 (or at age 62 if the participant terminated employment after at least 15 years of service). A participant with a deferred vested pension who terminates employment prior to age 55 after at least ten years of employment may elect to have a discounted benefit commence at age 55 in lieu of a benefit commencing at age 65. A participant with a deferred vested pension who terminates employment prior to age 55 with less than ten years of employment may elect to have a discounted benefit commence at age 60 in lieu of a benefit commencing at age 65.

72	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Executive Compensation • Non-Qualified Defined Benefit Pension Plans

Form of GRP Payments

Benefits collected pursuant to the GRP are typically paid as a monthly annuity for either the life of the participant or, if longer, the life of the beneficiary. Alternatively, a participant who is eligible for an immediate annuity may elect an immediate or delayed lump sum payment.

Non-Qualified Defined Benefit Pension Plans

Participation

During fiscal year 2021, Messrs. Dee and Lain participated in the BRP that restores various payments that are restricted under the GRP. Messrs. Thene, Haniford and Malloy are not participants in the BRP.

Non-Qualified Plan Calculations

Carpenter Technology sponsors the BRP, which restores benefits that would have been payable under the GRP but for Internal Revenue Code limits on the amount of compensation payable under a tax-qualified plan or that are lost under the GRP due to voluntary deferrals under Carpenter Technology’s Non-Qualified Deferred Compensation Plan for Officers and Key Employees (“NQDCP”).

Generally, the BRP provides the following benefits:

▶	Restores benefits not paid under the GRP because of limitations on the amount of compensation that may be considered under a tax-qualified plan ($290,000 in 2021);

▶	Restores benefits not paid under the GRP because of limitations on annual benefits that may be paid from a tax- qualified plan ($230,000 in 2021); and

▶	Restores benefits not paid under the GRP due to voluntary deferrals under the NQDCP.

Effective December 31, 2016, all benefit and service accruals were frozen for all BRP participants.

Non-Qualified Payments

All non-qualified payments to an executive or any beneficiary are conditioned upon the participant’s separation from employment or (in some instances) on the occurrence of a Change in Control (as defined in the BRP). The following paragraphs describe the eligibility and commencement timing for benefits under the BRP.

Full Pension: A participant is entitled to a full pension if the participant separates from employment (i) at or after age 62 after at least five years of service, or (ii) at any age after at least 30 years of service. Such full pension is payable on or about the first day of the month following separation from employment.

Early Pension (payable immediately with age discount): A participant with a vested pension who separates from employment is eligible for an immediate annuity so long as the participant meets the following requirements: (i) attainment of age 55, having provided at least ten years but fewer than 30 years of service, or (ii) attainment of age 60, having provided fewer than 10 years of service. The benefit equals the benefit amount otherwise payable at age 62, discounted to account for the time during which benefits are paid before the participant reaches age 62. A disabled participant may commence early pension payments pursuant to the BRP at any age.

Deferred Vested Pension: A participant with a vested pension who separates from employment without being eligible for an immediate annuity as described above is entitled to a deferred annuity, payable beginning in the first month after the participant attains age 55 if the participant provided at least ten years of service (with the benefit amount otherwise payable at age 65, discounted to account for the time during which benefits are paid before the participant reaches age 62), or age 60 if the participant provided fewer than ten years of service (with the benefit amount otherwise payable at age 65, discounted to account for the time during which benefits are paid before the participant reaches age 65).

With respect to all of the non-qualified plans, payment of benefit amounts for “Specified Employees,” as defined under Internal Revenue Code Section 409A, that are payable upon a separation from service are subject to a six-month delay.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	73

Executive Compensation • Non-Qualified Deferred Compensation Plan for Officers and Key Employees

Form of Non-Qualified Pension Payments

Benefits under the BRP are generally paid in the form of an annuity. Participants may not elect a lump sum payment, although benefits are paid as a lump sum if they become payable because of a Change in Control.

Eligibility of Named Executive Officers on June 30, 2021

As of June 30, 2021, Mr. Dee was the only NEO eligible for a Full or Early Pension under these plans without special circumstances.

Non-Qualified Deferred Compensation Plan for Officers and Key Employees

Under the NQDCP, a participant may defer an additional amount (beyond the amount deferred under a tax-qualified defined contribution plan), not to exceed 35% of base salary, plus all or a portion of bonuses earned under the EBCP. Accounts under the NQDCP were credited for fiscal year 2021 with an employer contribution equal to 3% of the portion of a participant’s base salary that exceeds the Internal Revenue Code limitations on compensation that may be taken into account under the retirement plans ($290,000 in 2021). These contributions vest immediately.

A participant’s NQDCP account has the same investment options as those available under the Carpenter Technology Corporation 401(k) Retirement Plan (the “Retirement Plan”), except that the NQDCP does not include the Standish Mellon Stable Value Fund, the Prudential Core Plus Bond Fund, Collective Trust, or Carpenter Technology stock investment options. In addition, the NQDCP provides the Prudential Total Return Bond Fund class as an investment option. While the NQDCP is intended to be an unfunded plan, benefits may be payable from a trust established by Carpenter Technology to assist in meeting the obligations of the NQDCP at stated times or on the occurrence of stated events. Participants may elect distribution in a lump sum or annual installments (over either 10 or 15 years).

Fiscal Year 2021 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End(3) ($)

Thene, Tony R.	$ 0	$ 17,704	$53,900	$0	$ 298,810
President
and Chief Executive Officer

Lain, Timothy	$ 0	$ 4,858	$2,717	$0	$ 13,282
Sr. Vice President
and Chief Financial Officer

Dee, James D.	$ 0	$ 4,477	$6,912	$0	$ 52,710
Sr. Vice President, General
Counsel and Secretary

Haniford, Joseph E.	$ 82,370	$ 3,443	$219,532	$0	$1,258,684
Sr. Vice President
of Continuous Improvement

Malloy, Brian J.	$ 0	$ 4,659	$4,976	$0	$ 26,108
Sr. Vice President
and Chief Commercial Officer

(1)	The amounts shown in this column are included in the amounts disclosed for the respective NEOs in column (c) of the Summary Compensation Table.

(2)	Reflects the fiscal year 2021 Company contributions to the NQDCP, which amounts are also included in column (i) of the Summary Compensation Table.

(3)	The balances shown in this column include amounts disclosed in prior fiscal years for each NEO, as follows: Thene—$227,206; Lain—$5,707; Dee—$41,321; Haniford—$953,339; and Malloy—$16,473.

74	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Executive Compensation • Tax-Qualified Defined Contribution Pension Plans

Tax-Qualified Defined Contribution Pension Plans

The Retirement Plan credits the account of every eligible participant annually with an employer contribution of 3% of base salary and an employer matching contribution up to 6% (subject to IRS limits on the maximum compensation that may be taken into account for this purpose). In addition, an eligible participant may contribute up to 100% of base salary and premium pay (subject to the same IRS limit). Participant contributions during a calendar year may not exceed an annual limit of $19,500 for calendar year 2021, unless the participant is or will become age 50 or older during such calendar year, in which event the annual limit is $26,000 for 2021 and $26,000 for 2020. The Retirement Plan allows for immediate participation by all eligible employees and immediate vesting of all contributions.

CEO Pay Ratio

As permitted under the SEC rules, to determine our median employee, we chose “base salary, bonus and overtime pay” as our consistently applied compensation measure. Using a determination date of June 30, 2021, our employee population excluding our CEO was comprised of 3,878 employees. The following jurisdictions constituting 145 employees were excluded under the 5% de minimis rule: Belgium (25), Canada (9), China (11), France (1), Japan (1), Korea (2), Singapore (11), Sweden (42), Taiwan (2), and the UK (41).

From the remaining 3,733 employees, we leveraged a valid statistical sampling approach from the prior year to produce a sample of employees who were paid within a 5% range of the estimated median base salary, bonus and overtime pay, and selected an employee from within that group as our Median Employee. We determined that the Median Employee’s 2021 Summary Compensation Table (“SCT”) total compensation was $81,246. The 2021 SCT total compensation for our CEO was $5,019,390. Our estimate of the ratio of CEO pay to median worker pay is 62:1.

This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the pay ratio reported above.

2021 Summary Compensation Table Total Compensation Breakdown

The compensation of Carpenter Technology’s CEO, Tony R. Thene, and Median Employee is broken down as follows:

Name/ Employee ID	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total

Thene, Tony R.	2021	$880,131	$0	$2,900,812	$0	$1,123,927	$0	$114,520	$5,019,390

Median Employee	2021	$67,401	$0	$0	$0	$ 6,445	$0	$ 7,400	$81,246

CEO Pay Ratio = $5,019,390 / $81,246 = 62:1

Potential Payments Upon Termination of Employment

Severance and Employment Arrangements

Severance Pay Plan for Executives of Carpenter Technology Corporation (“Executive Severance Plan”)

The Executive Severance Plan provides a standard practice of addressing executive severance following a termination without cause or resignation for good reason in the absence of a Change in Control (as defined for purposes of the Change-in-Control Severance Plan below). The Plan provides for the continuation of certain elements of compensation and benefits, which are more fully described below. All current NEOs employed with Carpenter Technology as of June 30, 2021, were covered under the Executive Severance Plan.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	75

Executive Compensation • Potential Payments Upon Termination of Employment

The following table shows benefits an executive will receive if the executive’s employment is terminated without cause or the executive resigns with good reason in the absence of a Change in Control.

Benefit	CEO (Pay Grade Level 31)	Senior and Corporate Vice Presidents (Pay Grade Levels 23 –30)	Key Employees (Pay Grade Level 22)

Severance payment (lump sum or installments at Carpenter Technology’s discretion), subject to applicable law	18 months of base salary	12 months of base salary	6 months of base salary

Annual bonus (prorated)	Yes	Yes	Yes

Lump sum payment of cost of medical and prescription coverage	18 months	12 months	6 months

Executive outplacement services	12 months	12 months	6 months

Amended and Restated Carpenter Technology Corporation Change-in-Control Severance Plan (“Change-in-Control Severance Plan”)

The Change-in-Control Severance Plan provides for certain payments and benefits to a covered executive whose employment with Carpenter Technology ceases during the two-year period following a Change in Control of the Company due to a termination without “cause” or a resignation for “good reason,” as more fully described in the Change-in-Control Severance Plan. The Change-in-Control Severance Plan does not provide for any gross-up on excise taxes for any executive and provides that benefits will be reduced to the extent an excise tax would have applied.

Following a Change in Control, if an executive’s employment is terminated without cause or an executive resigns with good reason, in addition to any other rights or benefits to which the executive is entitled in the ordinary course, the executive will receive the benefits outlined below.

Benefit	CEO (Pay Grade Level 31)	Senior and Corporate Vice Presidents (Pay Grade Levels 23 – 30)	Key Employees (Pay Grade Level 22)

Lump sum severance payment	3x base salary 1x target annual bonus	2x base salary 1x target annual bonus	1x base salary 1x target annual bonus

Lump sum payment of cost of medical, prescription and dental coverage	36 months	24 months	12 months

Executive outplacement services	12 months	12 months	12 months

Reimbursement of any reasonable legal fees incurred to enforce the Plan	Yes	Yes	Yes

Benefits payable under the Change-in-Control Severance Plan will be reduced to the extent necessary to ensure that those benefits, when added to any other payments, rights or benefits due to the executive in connection with the Change in Control, do not implicate the deductibility limitations of Section 280G of the Internal Revenue Code.

The Potential Payments Upon Termination or Change-in-Control Table illustrates the benefits that would be payable to each of the NEOs in connection with a hypothetical termination of employment or Change in Control on the last day of our most recently completed fiscal year. All current NEOs employed with Carpenter Technology as of June 30, 2021 were covered at fiscal year-end.

For purposes of the Executive Severance Plan and the Change-in-Control Severance Plan, the terms set forth below have the meanings ascribed to them:

“Cause” means any termination of an Employee’s employment with an Employer which results from:

▶	Employee’s conviction of a crime involving moral turpitude;

▶	Employee becoming incapable of performing the duties of his employment with Employer due to loss or suspension of any license or certification required for the performance of those duties;

76	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Executive Compensation • Potential Payments Upon Termination of Employment

▶	Conduct by Employee that is found by Employer to constitute fraud, embezzlement, or theft that occurs during or in the course of Employee’s employment with Employer;

▶	Intentional damage by Employee to Employer’s assets or property or the assets or property of Employer’s customers, vendors, or employees;

▶

Intentional disclosure by Employee of Employer’s confidential information contrary to Employer’s policies or instructions received by Employee during or in the course of Employee’s employment with Employer;

▶	Intentional engagement by Employee in any activity which would constitute a breach of duty of loyalty to Employer;

▶

Conduct by Employee found by Employer to constitute a willful and continued failure or refusal by Employee to substantially perform Employee’s duties for Employer (except as a result of incapacity due to physical or mental illness);

▶	Employee’s failure to comply with Employer’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or

▶

Conduct by Employee that is demonstrably and materially injurious to Employer, monetarily or otherwise, as determined by Employer, including injury to Employer’s reputation or conduct by Employee otherwise having an adverse effect upon Employer’s interests, as determined by Employer.

“Good Reason” means an Employee’s voluntary termination within the ninety (90) day period following the initial existence of one or more of the following conditions arising without the Employee’s consent:

▶	A material diminution in the Employee’s Base Salary;

▶	A material permanent diminution in the Employee’s authority, duties, or responsibilities;

▶	A material change in the geographic location at which the Employee must perform services which is at least fifty (50) miles from his current principal place of work; or

▶	Any other action or inaction that constitutes a material breach by the Employer of any employment agreement between the Employee and the Employer.

“Change in Control” includes:

▶

Acquisition by a person or group of more than 50% of Carpenter Technology’s outstanding common stock or more than 50% of the combined voting power of Carpenter Technology’s then outstanding securities;

▶	Change in the composition of the majority of the Board without the approval of the incumbent directors;

▶	Certain mergers, sales of assets or similar transactions where the Company’s stockholders, determined immediately before the transaction, do not control the surviving entity; or

▶	Stockholder approval of a liquidation or dissolution of the Company.

Stock-Based Incentive Compensation Plan

For purposes of the Stock-Based Incentive Compensation Plan for Officers and Key Employees, “Change in Control” includes:

▶	Acquisition by a person or group, during any time period, of more than 50% of Carpenter Technology’s outstanding Common Stock;

▶	Acquisition by a person or group, during any 12-month period, of stock representing more than 35% of the combined voting power of Carpenter Technology’s then outstanding securities;

▶	Change in the composition of the majority of the Board without the approval of the incumbent directors; or

▶	Sale of 50% or more of Carpenter Technology’s assets.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	77

Executive Compensation • Fiscal Year 2021 Potential Payments Upon Termination or Change in Control Table

Fiscal Year 2021 Potential Payments Upon Termination or Change in Control Table

The table does not include benefits that are generally available to salaried employees on a non-discriminatory basis, previously vested stock awards, or benefits disclosed in the Pension Benefits Table and the Non-Qualified Deferred Compensation Plan Table to the extent payable in the ordinary course (i.e., without enhancement attributable to the severance event or Change in Control). The table in all cases assumes the termination event occurred on June 30, 2021, and values equity awards based on the per share closing price of the company’s common Stock on June 30, 2021 ($40.22). This table is intended only for illustrative purposes; the rights and benefits due to any executive upon an actual termination of employment or Change in Control can only be determined at the time of such event, based on circumstances then existing and arrangements then in effect.

78	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

Executive Compensation • Fiscal Year 2021 Potential Payments Upon Termination or Change in Control Table

				Before Change in Control	After Change in Control(2)
Named Executive	Benefit	Before Change in Control Retirement or Resignation(1)	Before Change in Control Death or Disability	Termination by the Company without Cause or Resignation for Good Reason	Termination by the Company without Cause or Resignation for Good Reason
Thene, Tony R. President and Chief Executive Officer	Restricted Stock Unit Award (08/06/18)	$184,610	$191,045	$184,610	$191,045
	Restricted Stock Unit Award (08/15/19)	$413,019	$528,732	$413,019	$528,732
	Restricted Stock Unit Award (08/17/20)	$0	$2,631,273	$0	$2,631,273
	Performance Share Opportunity (08/15/19)(3)	$881,301	$881,301	$88,162	$1,321,911
	Performance Share Opportunity (08/17/20)(4)	$1,315,636	$1,315,636	$1,315,636	$2,631,273
	Severance—Executive Severance Plan(5)	$0	$0	$1,398,482	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$3,660,281
Totals		$2,794,566	$5,547,987	$3,399,910	$10,964,515
Lain, Timothy Sr. Vice President and Chief Financial Officer	Restricted Stock Unit Award (08/06/18)	$0	$10,216	$0	$10,216
	Restricted Stock Unit Award (09/14/18)	$0	$17,254	$0	$17,254
	Restricted Stock Unit Award (08/15/19)	$0	$91,139	$0	$91,139
	Restricted Stock Unit Award (08/17/20)	$0	$680,321	$0	$680,321
	Performance Share Opportunity (08/15/19)(3)	$0	$151,925	$0	$227,887
	Performance Share Opportunity (08/17/20)(4)	$0	$226,787	$0	$680,362
	Severance—Executive Severance Plan(5)	$0	$0	$496,600	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$1,262,449
Totals		$0	$1,177,642	$496,600	$2,969,627
Dee, James D. Sr. Vice President, General Counsel and Secretary	Restricted Stock Unit Award (08/06/18)	$26,384	$27,269	$26,384	$27,269
	Restricted Stock Unit Award (08/15/19)	$59,123	$75,654	$59,123	$75,654
	Restricted Stock Unit Award (08/17/20)	$0	$376,459	$0	$376,459
	Performance Share Opportunity (08/15/19)(3)	$126,130	$126,130	$126,130	$189,155
	Performance Share Opportunity (08/17/20)(4)	$188,230	$188,230	$188,230	$376,459
	Severance—Executive Severance Plan(5)	$0	$0	$467,646	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$1,147,235
Totals		$399,867	$793,742	$867,513	$2,192,231
Haniford, Joseph E. Sr. Vice President of Continuous Improvement	Restricted Stock Unit Award (08/06/18)	$9,894	$10,216	$9,894	$10,216
	Restricted Stock Unit Award (08/15/19)	$21,397	$27,350	$21,397	$27,350
	Restricted Stock Unit Award (08/17/20)	$0	$362,865	$0	$362,865
	Performance Share Opportunity (08/15/19)(3)	$45,609	$45,583	$45,609	$68,374
	Performance Share Opportunity (08/17/20)(4)	$217,751	$120,955	$217,751	$362,865
	Severance—Executive Severance Plan(5)	$0	$0	$462,764	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$1,174,367
Totals		$294,651	$566,968	$757,415	$2,006,036
Malloy, Brian J. Sr. Vice President and Chief Commercial Officer	Restricted Stock Unit Award (08/06/18)	$0	$27,269	$0	$27,269
	Restricted Stock Unit Award (08/15/19)	$0	$75,654	$0	$75,654
	Restricted Stock Unit Award (08/17/20)	$0	$376,459	$0	$376,459
	Performance Share Opportunity (08/15/19)(3)	$0	$126,104	$0	$189,155
	Performance Share Opportunity (08/17/20)(4)	$0	$125,486	$0	$376,459
	Severance—Executive Severance Plan(5)	$0	$0	$473,600	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$1,205,200
Totals		$0	$730,973	$473,600	$2,250,196

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	79

Executive Compensation • Fiscal Year 2021 Potential Payments Upon Termination or Change in Control Table

(1)

Messrs. Dee Haniford and Thene were retirement eligible under the Stock Plan as of June 30, 2021. Values shown as a result of retirement are prorated as applicable based on the number of days in service during each respective performance and/or restriction period.

(2)	Benefits received under the Change-in-Control Severance Plan require a Change in Control and a subsequent severance event.

(3)	Values represent two-thirds of the target performance opportunity in the case of death or Disability, and 100% of the target performance opportunity in the case of a Change in Control.

(4)	Values represent one-third of the target performance opportunity in the case of death or Disability, and 100% of the target performance opportunity in the case of a Change in Control.

(5)

The Board of Directors approved the Executive Severance Plan to create a standard practice of addressing executive severance in certain circumstances. All NEOs are subject to the provisions of this Plan. Details of the Executive Severance Plan are summarized above. The values of the described benefits are as follows:

Named Executive	Base Salary	Benefit Continuation	Outplacement	Total
Thene, Tony R.	$1,346,082	$32,400	$20,000	$1,398,482
Lain, Timothy	$455,000	$21,600	$20,000	$496,600
Dee, James D.	$426,046	$21,600	$20,000	$467,646
Haniford, Joseph E.	$432,000	$10,764	$20,000	$462,764
Malloy, Brian J.	$432,000	$21,600	$20,000	$473,600

Pursuant to the Executive Severance Plan, the severance would be paid in a lump sum to the extent such amounts were subject to Section 409A of the Internal Revenue Code, and to the extent such severance was exempt from Section 409A of the Internal Revenue Code, would be in a lump sum or in installments at Carpenter Technology’s discretion.

(6)	All NEOs are subject to the Change-in-Control Severance Plan, the details of which are summarized above. The values of the described benefits are as follows:

Named Executive	Base Salary and Bonus	Benefit Continuation	Outplacement	Total
Thene, Tony R.	$3,572,295	$67,986	$20,000	$3,660,281
Lain, Timothy	$1,196,613	$45,836	$20,000	$1,262,449
Dee, James D.	$1,081,911	$45,324	$20,000	$1,147,235
Haniford, Joseph E.	$1,131,563	$22,804	$20,000	$1,174,367
Malloy, Brian J.	$1,139,400	$45,800	$20,000	$1,205,200

Pursuant to the Change-in-Control Severance plan, the severance would be paid in a lump sum.

All NEOs, with the exception of Mr. Lain, would have an aggregate parachute value, consisting of payments or distributions payable pursuant to the Change-in-Control Severance Plan and the Stock-Based Incentive Compensation Plan, below the threshold amount that would subject them to the excise tax under Section 4999 of the Code. A cutback in the amount of $406,193 would be applied to severance benefits payable to Mr. Lain to bring his payments or distributions below the threshold amount that would subject him to the excise tax under Section 4999 of the Code.

80	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

General Information

Why We Solicit Proxies

Carpenter Technology’s Board of Directors is soliciting proxies so that every stockholder will have an opportunity to vote during the Annual Meeting—even those who cannot attend the Annual Meeting in person. You are being asked to vote on three proposals:

▶	The election of three directors, Dr. A. John Hart, Kathleen Ligocki and Dr. Jeffrey Wadsworth, each to a three-year term that will expire in 2024;

▶	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter Technology’s independent registered public accounting firm to perform its integrated audit for fiscal year 2022; and
▶	Approval of the compensation of Carpenter Technology’s Named Executive Officers, in an advisory vote.

Method and Cost of Solicitation

Carpenter Technology will pay the cost of preparing, assembling, and delivering the Notice of Annual Meeting, Proxy Statement, and proxy card. Directors, officers, and other employees of Carpenter Technology may solicit proxies in person or by telephone without additional compensation. The Company has also hired Georgeson Inc. to assist with the solicitation of proxies for a fee of $10,000. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners to execute proxies. On request, Carpenter Technology will reimburse those expenses.

Who Can Vote

Stockholders who were record owners of Carpenter Technology common stock at the close of business on August 13, 2021, which is the record date for the Annual Meeting, may vote at the Annual Meeting. On August 13, 2021, there were 48,067,164 shares of Carpenter Technology common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Each participant in the Carpenter Technology Corporation 401(k) Retirement Plan, the Amega West Services LLC 401(k) Retirement Plan, or the Latrobe Steel Company 401(k) Retirement Plan may direct The Vanguard Group, as trustee, how to vote the shares credited to the participant’s account. Vanguard will vote the shares as directed and will treat any such directions it receives as confidential. Vanguard will vote any blank proxies or any shares for which no direction is received in the same proportion or manner as the directed shares. Vanguard must receive voting instructions no later than Thursday, October 7, 2021.

How to Vote

You may vote in one of four ways

VOTE ONLINE

If your shares are held in the name of a broker, bank, or other nominee: Vote your Carpenter Technology shares by accessing the website address given on the proxy card you received from your broker, bank, or other nominee. You will need the control number that appears on your proxy card when you access the web page.

If your shares are registered in your name: Vote your Carpenter Technology shares by visiting the website www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your proxy card when you access the web page.

VOTE BY TELEPHONE

If your shares are held in the name of a broker, bank, or other nominee: Vote your Carpenter Technology shares by following the telephone voting instructions, if any, provided on the proxy card you received from such broker, bank, or other nominee.

If your shares are registered in your name: Vote your Carpenter Technology shares by calling toll-free 1-800-690-6903 and following the instructions, which will lead you through the voting process. You will need the control number that appears on your proxy card when you call.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	81

General Information • Broker Non-Votes and Abstentions

VOTE BY RETURNING YOUR PROXY CARD BY MAIL

You may vote by signing and returning your proxy card by mail. Stockholders of record receive the proxy materials, including a proxy card, from Carpenter Technology. Stockholders who beneficially own their shares through a bank or brokerage firm in “street name” will receive the proxy materials, together with a voting instruction form, from their bank or broker. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors. If you are a stockholder of record, unless you tell us to vote differently, we plan to vote signed and returned proxies for the nominees for director; to approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022; and to approve the compensation of Carpenter Technology’s named executive officers in an advisory vote.

Stockholders who hold their shares in street name should refer to “Broker Non-Votes and Abstentions” below for information about how their shares will be voted on any matter for which they do not provide instructions to their bank or broker.

If you wish to give a proxy to someone other than those designated on the proxy card, you may do so by crossing out the names of the designated proxies and inserting the name of another person. The person representing you should then present your signed proxy card at the meeting.

VOTE BY BALLOT AT THE MEETING

You may attend the Annual Meeting and vote at the meeting. This year’s annual meeting will be held entirely online and will allow greater participation. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/CRS2021. To participate in the Annual Meeting, you will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Annual Meeting. However, even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Broker Non-Votes and Abstentions

A broker non-vote occurs when the bank or brokerage firm holding shares on behalf of a stockholder does not receive timely voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote those shares on specified matters.

If you are a beneficial owner and hold your shares in street name, and you do not give your broker or other nominee instructions on how to vote your shares with respect to the election of directors (Proposal 1) or the advisory vote on executive compensation (Proposal 3), no votes will be cast on your behalf with respect to those proposals.

Your broker or nominee will be permitted to exercise discretionary authority to vote your shares to ratify our selection of PwC as our independent registered public accounting firm (Proposal 2) even if you do not give voting instructions with respect to that proposal. As a result, we do not expect any broker non-votes to Proposal 2.

The election of directors will be determined by a majority of the votes cast for each nominee. Abstentions and broker non-votes are not considered votes cast for a nominee, and will therefore have no effect on the vote for such nominee.

Quorum and Required Votes

We need a quorum of stockholders to conduct business at the Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding shares entitled to vote on any proposal either attend or are represented by proxy at the Annual Meeting. Broker non-votes and votes withheld (abstentions) are counted as present for the purpose of establishing a quorum.

Carpenter Technology’s By-Laws and Delaware law govern the vote needed to approve the proposals. Assuming the presence of a quorum, directors may be elected by a majority of the votes cast for each nominee and Proposal 2, as well as any other proposal properly presented at the Annual Meeting, may be approved by a majority of the shares present in person or represented by proxy at the end of the meeting and entitled to vote on such proposal.

82	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

General Information • If You Change Your Mind After Voting

If You Change Your Mind After Voting

You can revoke your proxy at any time before it is voted at the Annual Meeting. You can write to Carpenter Technology’s Corporate Secretary at 1735 Market Street, 15th Floor, Philadelphia, PA 19103, stating that you wish to revoke your proxy and that you need another proxy card. More simply, you can vote again, either over the Internet or by telephone. Your last vote is the vote that will be counted. If you attend the Annual Meeting, you may vote at the meeting which will cancel your previous proxy vote.

Stockholder Nominations to the Board of Directors

Under Carpenter Technology’s By-Laws, in order to nominate a person for election at the 2022 Annual Meeting of Stockholders, you must provide written notice of your proposed nomination to the Corporate Secretary at Carpenter Technology’s headquarters, 1735 Market Street, 15th Floor, Philadelphia, PA 19103, between June 14, 2022, and July 14, 2022. Your notice must contain your name, address, and the number of shares of Carpenter Technology stock you own, in addition to the other information required in our By-Laws, together with a signed statement from the person recommended for nomination indicating that he or she consents to be considered as a nominee and will serve as a director if elected.

Carpenter Technology may require any proposed nominee to furnish other information reasonably necessary to determine the person’s eligibility to serve as a director. Only individuals nominated in accordance with Carpenter Technology’s By-Laws and applicable Delaware law are eligible for election as a director.

2022 Stockholder Proposals

If you wish to include a proposal in the Proxy Statement for the 2022 Annual Meeting of Stockholders, we must receive your written proposal no later than May 18, 2022. The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the SEC, the laws of the State of Delaware, and Carpenter Technology’s By-Laws. Stockholder proposals may be mailed to the Corporate Secretary, Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103.

Under Carpenter Technology’s By-Laws, stockholder proposals that are not included in the proxy materials may be presented at the 2022 Annual Meeting of Stockholders only if they meet the above requirements and the Corporate Secretary is notified in writing of the proposals between June 14, 2022, and July 14, 2022. For each matter that you wish to bring before the meeting, you must provide the information required in Carpenter Technology’s By-Laws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and related materials for two or more stockholders sharing the same address by delivering a single proxy statement to that address unless contrary instructions have been received from one of the affected stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for Carpenter Technology.

If you prefer, Carpenter Technology will promptly deliver a separate copy of the Proxy Statement and related materials to you if you request one by writing or calling as follows: Corporate Secretary at Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103, telephone 610-208-2102. If you want to receive separate copies of the Proxy Statement and related materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the address and phone number above.

CARPENTER TECHNOLOGY 2021 PROXY STATEMENT	83

General Information • Where You Can Find More Information

Where You Can Find More Information

Carpenter Technology files annual, quarterly and current reports, proxy statements, and other information with the SEC. These SEC filings are also available to the public from the website maintained by the SEC at www.sec.gov or at www.carpentertechnology.com.

Upon request of any stockholder, a copy of Carpenter Technology’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, including a list of the exhibits thereto, may be obtained, without charge, by writing to Carpenter Technology’s Corporate Secretary at Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103.

Other Matters

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. If any other business is properly brought before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the proxy holders to vote on such business in accordance with their judgment.

By order of the Board of Directors,

James D. Dee

Senior Vice President, General Counsel and Secretary

84	CARPENTER TECHNOLOGY 2021 PROXY STATEMENT

CARPENTER TECHNOLOGY CarpenterTechnology.com OUR VALUES ZERO INJURY WORKPLACE We believe that all injuries are preventable and that the safety of alI employees is our top priority. PERFORMANCE We choose to excel at what we do, and we are intolerant of not meeting or beating expectations, goals, and promises. DIGNITY AND RESPECT We value each person as an individual, respect their aspirations, and act honorably in our interactions. TRANSPARENCY We speak to each other openly and honestly and are proactive in communicating up, down, and across the organization. PROFESSIONAL CONFRONTATION We speak up and we speak out, but once we make well-informed decisions, supported by reliable data, we move on. INTEGRITY AND ETHICS We act responsibly and maintain high ethical standards in the way we interact with each other, customers, suppliers, and communities. ABOVE THE LINE ACCOUNTABILITY We require each of us to take personal responsibility to "See It, Own It, Solve It, and Do It' to obtain desired results. COLLABORATION We are invested in our teammates' success and in cross-functional initiatives in order to make the organization better.

CARPENTER TECHNOLOGY CarpenterTechnology.com Carpenter Technology Corporation (NYSE:CRS) is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, transportation, energy, medical, industrial, and consumer electronics markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. Carpenter Technology has expanded its AM capabilities to provide a complete "end-to-end" solution to accelerate materials innovation and streamline parts production. Carpenter Technology Corporation info@cartech.com 610 208 2000 1735 Market Street, Philadelphia, PA 19103, United States

CARPENTER TECHNOLOGY CORPORATION 1735 MARKET STREET
PHILADELPHIA, PA 19103
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 11, 2021 for shares held directly and by 11:59 p.m. Eastern Time on October 7, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting—Go to www.virtualshareholdermeeting.com/CRS2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 11, 2021 for shares held directly and by 11:59 p.m. Eastern Time on October 7, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D59398-P60957 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
CARPENTER TECHNOLOGY CORPORATION For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR the All All Except nominee(s), mark “For All Except” and write the following: number(s) of the nominee(s) on the line below.
1. Elect three directors of the corporation to serve for a term ! ! ! of three years and until their successors shall have been elected and qualified; Nomination for three-year term, expiring in 2024: 01) Dr. A. John Hart 02) Kathleen Ligocki 03) Dr. Jeffrey Wadsworth.
The Board of Directors recommends you vote FOR the following proposals: For Against Abstain
2. Approve the Audit/Finance Committee’s appointment of PricewaterhouseCoopers LLP as the corporation’s independent registered public accounting ! ! ! firm to audit and to report on the corporation’s financial statements for the fiscal year ending June 30, 2022; and
3. Approve the compensation of the corporation’s named officers, in an advisory vote. ! ! !
Note: Transact such other business as may properly be presented at the Annual Meeting.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
D59399-P60957
CARPENTER TECHNOLOGY CORPORATION Annual Meeting of Stockholders October 12, 2021 This proxy is solicited by the Board of Directors
The undersigned stockholder of Carpenter Technology Corporation appoints James D. Dee and Timothy Lain, or either of them, proxies with full power of substitution, to vote all shares of stock which the stockholder would be entitled to vote if present at the Annual Meeting of Stockholders of CARPENTER TECHNOLOGY CORPORATION and at any adjournment thereof. The meeting will be held online at www.virtualshareholdermeeting.com/CRS2021 on October 12, 2021 at 11:00 a.m. local time. Said proxies are hereby granted all powers the stockholder would possess if present. The stockholder hereby revokes any proxies previously given with respect to such meeting.
THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
Continued and to be signed on reverse side